      As filed with the Securities and Exchange Commission on May 25, 2006
                           REGISTRATION NO. 811-08920

                             -----------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                    FORM N-1A

       REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 [x]
                                 AMENDMENT NO. 8

                             -----------------------

                            CLARION VALUE FUND, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                             -----------------------

                                 230 Park Avenue
                            New York, New York 10169
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 883-2500

                             -----------------------

                                  Daniel Heflin
                            ING Clarion Capital, LLC
                    230 Park Avenue New York, New York 10169
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                             -----------------------

                                    Copy To:
                             Paul S. Schreiber, Esq.
                             Shearman & Sterling LLP
                              599 Lexington Avenue
                            New York, New York 10022

                             -----------------------

                                   Prospectus

                            Clarion Value Fund, Inc.

                                   May 25, 2006


Like the securities of all investment companies, these securities have not been approved or disapproved by the Securities and Exchange Commission (the "SEC") nor has the SEC passed on the accuracy of this prospectus. It is a criminal offense to claim otherwise.

The Fund has not and does not intend to engage in a public offering of its securities. The securities have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), in reliance upon the exemption provided by
Section 4(2) of the 1933 Act. The securities have not been registered under any state securities laws in reliance upon various exemptions provided by those laws. The securities have not been approved or disapproved by any regulatory authority nor has any regulatory authority passed on the merits of this offering or the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense. The securities are being offered to qualified persons who will purchase the securities for their own accounts. The minimum initial investment is $3 million. The securities may not be transferred or resold except as permitted under the 1933 Act and the securities laws of the states in which the securities are sold pursuant to registration under the 1933 Act or such laws or exemptions therefrom. No public market for the securities now exists or is anticipated to develop. These securities are redeemable through the issuer.

                                TABLE OF CONTENTS


SUMMARY                                                                        4
     Investment Objective                                                      4
     Risk Factors                                                              4
     Fees and Expenses                                                         7
     Investment Objective and Policies                                         8
     Service Providers                                                         9
     Investment Advisory Agreement                                            10

INVESTMENTS IN THE FUND                                                       11
     Risk Factors                                                             11
     Purchasing Shares and Pricing                                            11
     Automatic Investment Plan                                                11
     Redeeming Shares                                                         12

DIVIDENDS, DISTRIBUTIONS AND TAXES                                            13

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL               13

FINANCIAL HIGHLIGHTS                                                          14

ADDITIONAL SHAREHOLDER INFORMATION                                            16

                            CLARION VALUE FUND, INC.

                                     SUMMARY

      Clarion Value Fund, Inc. (the "Fund") was formed in December 1994 as a non-diversified, closed-end management investment company under the Investment Company Act of 1940 (the "1940 Act"). The Fund was reorganized as an open-end management investment company on July 8, 1999 and on June 20, 2002, the Fund was reorganized into a "feeder fund" in a "master-feeder" structure (as discussed more fully below). Until February 2005, the Fund operated under the name Clarion CMBS Value Fund, Inc. The primary investment objective of the Fund is to provide high current income. The Fund seeks to achieve its investment objective by investing in the "Master Fund," which in turn actively manages a portfolio of investments comprised primarily of commercial mortgage-backed securities ("CMBS"). The portfolio is managed to achieve high total return, including some possibility of capital appreciation.

Investment Objective


      The primary investment objective of the Fund is to provide high current income. The Fund, unlike many other investment companies that directly acquire and manage their own securities, intends to seek to achieve its investment objective by investing all of its assets in Clarion Value Fund Master, LLC ("Master Fund"), a registered investment company organized as a Delaware limited liability company having the same investment objective as the Fund. The Master Fund in turn invests its assets, including those of the Fund, in securities. Accordingly, the investment experience of the Fund will correspond directly with the investment experience of the Master Fund. Investors should carefully consider this investment approach. See "Investments in the Fund--Risk Factors--Special Considerations Regarding Master-Feeder Structure" for additional information regarding this structure. There can be no assurance that either the Fund or the Master Fund will achieve its investment objective.
For further discussion on the operations of the Master Fund, please refer to the Prospectus of the Master Fund.

      The majority of the securities in which the Master Fund will invest are expected to be CMBS rated BBB+ or below (by a nationally recognized rating agency) or unrated with a maturity of 2 to 20 years. Unrated securities represent the lowest grade in which the Master Fund is allowed to invest. Additionally, for temporary defensive purposes, the Master Fund may invest up to 20% of its total assets in high-quality taxable and tax-exempt investments.


      In support of its investment objective and to mitigate the risks associated with an investment in the Fund, a number of fundamental and non-fundamental investment restrictions have been placed on the activities of the Fund. These restrictions are set forth in the Statement of Additional Information (the "SAI") that accompanies, and should be read in conjunction with, this Prospectus. The investment restrictions of the Master Fund are identical to those of the Fund.

Risk Factors

      The Fund intends to seek to achieve its investment objective by investing all of its assets in the Master Fund. Accordingly, the Fund will be subject to all of the investment risks to which the Master Fund is subject. As a mutual fund investing in fixed income securities, the Master Fund is subject primarily to interest rate risk, spread risk and credit risk.

      Interest rate risk is the potential for the value of the Master Fund's assets to fall due to rising interest rates. In general, fixed-income securities lose value when interest rates rise and gain value when interest rates fall.

      Spread risk is the potential for the value of the Fund's assets to fall due to the widening of spreads. Fixed income securities generally compensate for greater credit risk by paying interest at a higher rate. The difference (or "spread") between the yield of a security and the yield of a benchmark, such as a U.S. Treasury security with a comparable maturity, measures the additional interest paid for risk. As the spread on a security widens (or increases), the price (or value) of the security falls. Spread widening may occur, among other reasons, as a result of market concerns over the stability of the market, excess supply, general credit concerns in other markets and reduction in risk tolerance.

      Credit risk is the possibility that the obligors under a security may be unable to make payments of interest and/or principal, increasing the risk of default on the security. In such a case, the Master Fund may suffer from a loss of interest income or may lose some or all principal invested in such security.

      Market risk is the potential that the market price of securities owned by the Master Fund may go up or down, sometimes rapidly or unpredictably. Securities may decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets. The value of a security may decline due to general market conditions which are not specifically related to such security, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or adverse investor sentiment generally. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry.

      The Master Fund intends to acquire various subordinate classes of securities, including unrated and "first loss" classes. A "first loss" class is the most subordinate class of a multi-class issuance of pass-through or debt securities and is the last class to receive payment of interest and principal and the first class to bear the loss resulting from defaults on the assets underlying such securities (the "Collateral"). Subordinate securities are subject to special risks, including a substantially greater risk of loss of principal and non-payment of interest than more senior classes. The market values of such subordinate classes tend to be more sensitive to changes in economic conditions than more senior classes. As a result of these and other factors, these securities are generally not actively traded and are not likely to provide holders thereof with liquidity. In addition, the Master Fund's investments in subordinate securities will be subject to the risks of adverse conditions in the securities markets. Such adverse conditions would impair the value and marketability of such investments. The yield-to-maturity on subordinate securities may be extremely sensitive to the default and loss experience of the underlying Collateral and the timing of any such defaults or losses. Because the subordinate classes of securities generally have little or no credit support, to the extent that losses are realized on the Collateral, the Master Fund may not recover the full amount, or any, of its investment in such subordinate securities. The subordination of these classes of securities may adversely affect the yield on such classes even if realized losses ultimately are not allocated to such classes. On any payment date, interest and principal generally would be paid on the more senior classes before interest and principal would be paid with respect to the subordinate classes. Typically, interest deferred on subordinate classes would be payable on subsequent payment dates to the extent funds become available, but such deferral itself may not bear interest. Such deferral of interest generally will adversely affect the yield on the subordinate classes. The yield of such securities will also be affected by the rate and timing of payment of principal on the Collateral. The rate of principal payments may vary significantly over time depending on a variety of factors such as the level of prevailing interest rates and economic, demographic, tax, legal and other factors.

      In addition, the prices of lower credit quality securities have been found to be less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn or of a period of rising interest rates, for example, could cause a decline in the price of lower credit quality securities because the advent of a recession could lessen the ability of obligors under the Collateral to make principal and interest payments. In such event, existing credit supports may be insufficient to protect against loss of principal.

      The Collateral will present credit risk, both with respect to delinquency and default. Delinquency refers to interruptions in the payment of interest and/or principal during the term of a loan. Default refers to the potential for unrecoverable principal loss from the sale of foreclosed Collateral for an amount less than the unpaid principal balance of the applicable loan. The value of the securities purchased by the Master Fund will depend, in part, upon the creditworthiness of the obligors under the Collateral for payment of principal and interest. If the Master Fund does not receive scheduled interest or principal payments on such Collateral, the Master Fund's net asset value may be adversely affected. There is no assurance that the liquidation of Collateral will satisfy the borrower's obligation, or that the Collateral can be liquidated.

      With respect to Collateral comprised of mortgage loans, because payments of principal and interest on the mortgage loans depends solely on cash flow from the underlying properties, these risks, in turn, result from the risks associated with the direct ownership of real estate. These risks include, among others, national, regional and local economic conditions (which may be adversely impacted by plant closings, industry slowdowns and other factors); local real estate conditions (such as an oversupply of office space, hotel rooms, retail, industrial or other commercial space); changes or continued weakness in specific industry segments; perceptions by prospective tenants and, in the case of retail properties, retailers and shoppers, of the safety, convenience, services and attractiveness of the property; the willingness and ability of the property's owner to provide capable management and adequate maintenance; construction quality, age and design; demographic factors; changes to building or similar codes;
and increases in operating expenses (such as energy costs). The historical operating results of the mortgaged properties may not be comparable to future operating results. In addition, other factors may adversely affect the mortgaged properties' value without affecting the net operating income, including changes in governmental regulations, zoning or tax laws, potential environmental or other legal liabilities, the availability of refinancing, and changes in interest rate levels.

      In addition, certain obligors on underlying Collateral may become subject to bankruptcy proceedings, in which case the amount and timing of amounts due under the Collateral may be materially adversely affected.




      Concentration risk reflects the possibility that the Fund may significantly concentrate its positions within a particular sector of the fixed income market and, as such, a particular sector might comprise the large majority of the Fund's assets. Conversely, the Fund may not have any investments in certain sectors of the fixed income market. If a particular sector in which the Fund is over allocated versus the benchmark underperforms the benchmark, then the Fund may significantly underperform the benchmark. Conversely, if a particular sector in which the Fund is underallocated versus the benchmark outperforms the benchmark, then Fund may significantly underperform the benchmark. Concentration in a particular sector or sectors may increase the volatility of the Fund's returns relative to a less concentrated portfolio.


      Prepayment risk is the possibility that the value of the Master Fund's investments may be affected by the prepayments. Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors and cannot be predicted with certainty. In periods of declining interest rates, prepayments on loans and securities generally increase. In addition, because interest rates have declined, the funds available for reinvestment by the Master Fund during such periods are likely to be reinvested at lower interest rates than the Master Fund was earning on the prepaid investments. The types of securities in which the Master Fund intends to invest may decrease in value as a result of increases in interest rates and may benefit less than other fixed income securities from declining interest rates because of the risk of prepayment.




      The Master Fund may invest in securities that lack an established secondary trading market or are otherwise considered illiquid. Liquidity of a security refers to the ability to easily dispose of securities and the price to be obtained, and does not relate to the credit risk or likelihood of receipt of cash at maturity. Illiquid securities may trade at a discount from comparable, more liquid investments and at times there may be no market at all. Subordinate CMBS may be less marketable or in some instances illiquid because of the absence of registration under the U.S. federal securities laws, contractual restrictions on transfer, the small size of the market and the small size of the issue (relative to the issues of comparable interests).

      Certain of securities that the Master Fund will acquire will include interests that have not been registered under the Securities Act or other applicable relevant securities laws, resulting in a prohibition against transfer, sale, pledge or other disposition of such securities except in a transaction that is exempt from the registration requirements of, or otherwise in accordance with, those laws. Thus, these restrictions may limit the ability of the Fund to transfer, sell, pledge or otherwise dispose of certain investments in response to changes in economic and other conditions.

      Each of the Fund and the Master Fund has registered with the Securities and Exchange Commission as a "non-diversified" investment company which enables each to invest more than 5% of its assets in the obligations of any single issuer. As a result of this ability to concentrate its investments in the obligations of a smaller number of issuers, the Master Fund may be more susceptible than a more widely diversified fund to any single economic, political or regulatory occurrence. As a matter of fundamental policy, the Master Fund will generally not invest more than 25% of its assets in the securities of any one industry. CMBS and other securities issued or guaranteed by the U.S. Government or any agency or instrumentality thereof are not treated as an industry.

      Risks of other investment management techniques may occur when the Master Fund enters into hedging transactions primarily to protect itself from the effect of interest rates. There can be no assurance that the Master Fund's hedging activities will have the desired beneficial impact on the Master Fund's results of operation or financial condition. Moreover, no hedging activity can completely insulate the Master Fund from the risks associated with changes in interest rates and prepayment rates. The Master Fund's performance may be affected adversely if the Master Fund fails to employ an effective hedging strategy. Hedging involves risk and typically involves costs, including transaction costs. Such costs may increase dramatically as the period covered by the hedging increases and during periods of rising or volatile interest rates. The Master Fund may increase its hedging activities, and, thus, increase its hedging costs, during such periods when interest rates are volatile or rising. Losses on a hedge position may reduce the Master Fund's net asset value. There may be no perfect hedge for any investment and a hedge may not perform its intended purpose of offsetting losses on an investment.

      With respect to CDS and total return swaps, the Master Fund will not have a contractual relationship with the reference obligor on the reference obligation. The Master Fund generally will have no right directly to enforce compliance by the reference obligor with the terms of either the reference obligation or any rights of set-off against the reference obligor, nor will the Master Fund generally have any voting or other consensual rights of ownership with respect to the reference obligation. The Master Fund will not directly benefit from any collateral supporting the reference obligation and will not have the benefit of the remedies that would normally be available to a holder of such reference obligation. In the event of the insolvency of the CDS counterparty, the Master Fund will be treated as a general creditor of such counterparty and will not have any claim of title with respect to the reference obligation. Consequently, the Master Fund will be subject to the credit risk of the CDS counterparty as well as that of the reference obligor. The term of any total return swap may be limited, and there is no guarantee than any active market will exist at any time. The Master Fund's positions in total return swaps are also subject to counterparty risk, credit risk, market risk and interest rate risk.

      The use of repurchase agreements involves certain risks. For example, if the seller of securities under the repurchase agreement defaults on its obligation to repurchase the underlying securities, as a result of its bankruptcy or otherwise, the Master Fund will seek to dispose of such securities, which action could involve costs or delays. If the seller becomes insolvent and subject to liquidation or reorganization under applicable bankruptcy or other laws, the Master Fund's ability to dispose of the underlying securities may be restricted. Finally, it is possible that the Master Fund may not be able to substantiate its interest in the underlying securities. To minimize this risk, the securities underlying the repurchase agreement will be held by the custodian at all times in an amount at least equal to the repurchase price, including accrued interest. If the seller fails to repurchase the securities, the Master Fund may suffer a loss to the extent proceeds from the sale of the underlying securities are less than the repurchase price.

      As an open-end fund, each of the Fund and the Master Fund is required to redeem its Shares if so requested by shareholders. Subject to its "redemptions in-kind" policy, if the Master Fund is required to sell assets to meet redemptions requests, such "forced" sales may prevent the Master Fund from receiving the same value for such assets as would have been received if the assets had been sold over an orderly period of time, reducing the net asset value of the Master Fund (and therefore the Fund). Such sales may cause the Master Fund (and the Fund) to realize capital gains in excess of the gains that otherwise would have been distributed to shareholders in such year. Such capital gains distributions will be taxable to certain shareholders.

      Shareholders receiving securities in-kind may, when selling them, receive less than the redemption value of such securities and would also incur certain transaction costs. Furthermore, because a redemption in-kind may result in a shareholder receiving an "odd lot" of a security (i.e., an amount of such security that is below the minimum unit quantity at which such security typically trades), the shareholder may face increased difficulty in liquidating such security for its redemption value. As a result, shareholders are encouraged to contact the Adviser regarding redemptions as early as possible. This request may allow securities to be sold in advance of the redemption request so that redemption proceeds can be paid in cash rather than "in-kind". Regardless of such notice, there is no guarantee that the Master Fund will have the ability to sell securities in advance in order for the Fund to pay redemptions in cash.


      While the Fund's "master-feeder" structure provides certain operational efficiencies and economies of scale, it could also have potential adverse effects. For instance, large-scale redemptions by large investors in the securities of the Master Fund could adversely affect the expense ratio of investors. Also, if the Master Fund changes its fundamental investment restrictions, the Fund must cease investing in the Master Fund unless investors in the Fund approve a corresponding change in the Fund's fundamental investment restrictions. In addition, the Fund may be outvoted in matters submitted to investors in the Master Fund by a larger investor in the Master Fund, even if the Fund's shareholders are in complete accordance with respect to the Fund's vote.

      The Fund may cease investing in the Master Fund only if the Fund's Board of Directors determines that this is in the best interests of the Fund and its investors. In such event, the Board of Directors would consider alternative arrangements such as investing all of the Fund's assets in another investment company with the same investment objective as the Fund or hiring an investment adviser to directly manage the Fund's assets in accordance with the Fund's investment policies. No assurance exists that satisfactory alternative arrangements would be available.

      Investors should carefully assess the risks associated with an investment in the Fund before purchasing the common shares in the Fund offered hereby (the "Shares"). The Fund is designed as a mid-term to long-term investment and not for short-term investment purposes and should not be considered a complete investment program. The loss of some or all money invested is a risk of investing in the Fund. For a more complete discussion of the risks associated with an investment in the Fund, see "Investments in the Fund - Risk Factors".

Fees and Expenses

      Shareholder transaction expenses are fees that are charged to investors upon the purchase, sale or exchange of shares of a fund. The following table describes the shareholder transaction expenses that an investor in the Fund would pay:

        Sales charge imposed on purchases                         None
        Sales charge imposed on reinvested dividends
         and distributions                                        None
        Redemption fee (for Shares redeemed within
         six months of purchase)                                  1.0%*

      Annual fund operating expenses are paid out of the assets of a fund, rather than charged directly to a shareholder's account. The Fund will pay annual fund operating expenses such as a management fee to ING Clarion Capital, LLC, the Fund's adviser (the "Adviser"), as well as certain professional, administrative, transfer agent, custodial and other expenses. The "other expenses" in the table below are based on amounts for the fiscal year ended October 31, 2005, and include the Fund's pro rata share of the Master
Fund's total operating expenses.

      *In the case of the redemption of any shares held less than six months, a fee of 1.0% of the current net asset value of the shares will be assessed and retained by the Fund for the benefit of the remaining shareholders. This fee applies to redemption requests that are satisfied in cash or pursuant to the Fund's "redemption in-kind" policy. In addition, shareholder receiving fund portfolio securities in lieu of cash in a redemption in-kind will bear certain transfer and custodial costs associated with the redemption. The total transfer and custody costs associated with a $250,000 redemption in-kind are estimated to be between $1,000 and $1,500. See "Redeeming and Transferring Shares".

                                                        (Percentage of net
                                                        assets of the Fund)
                                                   -----------------------------
         Management Fees                                     0.63%
         Distribution (12b-1) Fees                           None
         Other Expenses                                      0.14%
                                                             ----
         Total Annual Fund Operating Expenses                0.77%

      In the event that the total annual operating expenses of the Fund exceed 0.80% of net asset value (including management fees), the Adviser has agreed to waive the portion of its fee such that the Fund's total annual operating expenses (including management fees) do not exceed 0.80% of the Fund's net asset value. Any out-of-pocket due diligence and other expenses incurred by the Adviser in directly managing the Fund's investments (which may include, but will not be limited to legal, appraisal, environmental and site visit expenses) will not be included as Fund operating expenses for purposes of calculating a management fee waiver. The same principles will apply to any fees or discounts collected (or credited against the purchase price of an investment) by the Fund as part of its investment activities such that they will not be credited against Fund operating expenses for purposes of calculating a management fee waiver.

Example

      This Example is intended to help an investor compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that an investor invests $10,000 in the Fund for the time periods indicated, reinvests all dividends and distributions, and then redeems all shares at the end of those periods. The Example also assumes that an investor's investment has a 5% return each year and that the Fund's operating expenses remain the same. Although an investor's actual costs may be higher or lower, based on these assumptions an investor's costs would be:(1)

                  One Year     Three Years     Five Years     Ten Years
                  --------     -----------     ----------     ---------
                    $ 81          $ 253          $ 440          $ 979

      The redemption fee of 1.00%, which is imposed on shares redeemed within six months of their purchase, is not included in these calculations. If that fee were included, the investor's costs would be higher.

Investment Objective and Policies


      The primary investment objective of the Fund is to provide high current income. The Fund intends to achieve its investment objective by investing all of its assets in the Master Fund, which in turn manages a portfolio of investments comprised primarily of CMBS, with maturities ranging from 2 to 20 years. No assurance can be given that the investment objective of the Fund or the Master Fund will be achieved.


      The Adviser also acts as investment adviser to the Master Fund. In determining the securities that the Master Fund will acquire, the Adviser may consider, among other factors, the following: the characteristics of the underlying mortgage loans, including loan-to-value and debt service coverage ratios, loan seasoning and risks of refinancing; characteristics of the underlying properties, including diversity of the loan pool, occupancy and leasing rates and competitiveness in the pertinent market; economic, environmental and local considerations; deal structure, including historical performance of the originator, subordination percentages and reserve fund balances; and structural participants such as administrators and servicers.

      Although each of the Fund and the Master Fund is registered with the Securities and Exchange Commission as a "non-diversified" investment company (enabling each to invest more than 5% of its assets in the obligations of a single issuer), the Master Fund (and, indirectly, the Fund) intends to diversify its holdings so as not to be overly affected by a downturn in any specific region of the country, industry or property type. In that regard, with respect to the total collateral underlying the securities of the Master Fund: (1) no more than 33% shall be in any single state; (2) no single property type

----------
(1) Under the same assumptions, on an investment of $3,000,000, the projected costs would be approximately $24,200 for one year and $75,800 for three years, $131,900 for five years and $293,800 for ten years.

shall constitute more than 75% of the collateral, provided, however, that office properties shall constitute no more than 50% of the collateral and hotel properties shall constitute no more than 50% of the collateral; (3) no more than 50% of the Master Fund's assets at the time of purchase may be securities backed by single properties; and (4) agricultural mortgage securities and non-agency single-family/residential mortgage-backed securities are limited to a maximum of 5% of the Master Fund's assets at all times.

      There are limited restrictions on the credit quality of the Master Fund's investments. The weighted average credit quality of the Master Fund will be BB-
(Ba3) or better at all times based on ratings from the nationally recognized credit rating agencies, subject to the following: (i) securities rated below B-or unrated may not exceed 20% of the Master Fund's total asset value; and (ii) all split rated securities will be accounted for at the lower rating. If the Master Fund's asset composition in any of the foregoing categories subsequently exceeds 110% of the related percentage limitation for any reason, the Master Fund will take such action as may be necessary so that within sixty days after the occurrence of such excess, the relevant percentage limitation is again satisfied.

      The Master Fund may invest up to 20% of its total assets in U.S. Treasury securities and securities issued or guaranteed by agencies or instrumentalities of the U.S. Government that are not mortgage securities. The Master Fund may invest in investment grade money market instruments rated "A-2" or better by Standard & Poor's ("S&P") or "P-2" or better by Moody's Investors Services ("Moody's"). Included in the money market securities in which the Master Fund may invest are commercial paper, certificates of deposit and banker's acceptances. Under normal circumstances, temporary cash balances will be invested directly in such investment grade money market instruments or in commingled, short-term money market funds, which invest in comparably rated securities.

      The Master Fund is authorized to borrow up to 5% of its total assets for temporary purposes such as the payment of distributions. The Master Fund will only borrow when the Adviser believes that such borrowings will benefit the Master Fund after taking into account considerations such as interest expense and possible gains and losses upon liquidation.

      The Master Fund may also invest temporarily in repurchase agreements (with a term no greater than ninety days), in which securities are acquired by the Master Fund from a third party with the understanding that they will be repurchased by the seller at a fixed price on an agreed date. These agreements may be made with respect to the portfolio securities in which the Master Fund is authorized to invest. The Master Fund must have collateral of at least 102% of the repurchase price, including the portion representing the Master Fund's yield under such agreements which is marked to market on a daily basis. Repurchase agreements may be characterized as loans secured by the underlying securities and will be entered into in accordance with the requirements of the 1940 Act. The Master Fund will not engage in reverse repurchase transactions for the purpose of leveraging.

      The Fund and the Master Fund have adopted a number of fundamental investment restrictions which may not be changed without the approval of the lesser of: (1) at least 66 2/3% of the voting securities present at a meeting at which at least 50% of the outstanding securities of the Fund or the Master Fund, as applicable, are present in person or by proxy, or (2) more than 50% of the outstanding securities of the Fund or Master Fund or the Master Fund, as applicable. The fundamental investment restrictions adopted by the Fund are described in the SAI. The same restrictions have been adopted by the Master Fund.

      The investment policies of the Fund and the Master Fund described in this prospectus or in the SAI that are not specified as fundamental may be changed by each fund's respective Board of Directors without shareholder approval. The Fund and the Master Fund will give notice to their respective shareholders sixty days in advance of a change in a non-fundamental investment policy.

Service Providers


      ING Clarion Capital, LLC (the "Adviser") is the investment adviser of the Fund. The portfolio managers of the Fund are Mr. Daniel Heflin and Mr. Stephen Baines. Mr. Heflin founded the predecessor to the Adviser in 1995 and organized the Adviser in 1997. Mr. Heflin has served as a portfolio manager for the Fund since 1997. He has over 18 years of fixed income and securitization experience. Mr. Baines has over 19 years of fixed income and securitization experience. Mr. Baines joined the Adviser as a portfolio manager for the Fund in 2001. From 1995 to 2001 he was a founding partner of James Howard, Inc., where he was in charge of business development and finance. Mr. Baines and Mr. Heflin are the only individuals having primary portfolio management responsibility with respect to the Fund. Each of Mr. Baines and Mr. Heflin is individually authorized to make investment decisions for the Fund, but typically such decisions are made jointly. Additional information about their compensation, other accounts managed, and ownership of securities in the Fund is available in the Statement of Additional Information.

      The Adviser is based in New York and is registered with the SEC as an investment adviser. With a staff of over twenty professionals, the Adviser currently manages over $2.6 billion in fixed income investments on behalf of its clients.

      The Bank of New York currently serves as the Fund's custodian, administrator and accounting agent. The transfer agent for the Fund is Unified Fund Services.

      Ernst & Young LLP serves as the Fund's independent registered public accounting firm, and Shearman & Sterling LLP serves as legal counsel to the Fund and the Adviser.

Investment Advisory Agreement

      Pursuant to an investment advisory agreement (the "Advisory Agreement"), the Adviser, subject to the control and supervision of the Fund's Board of Directors and in conformance with the stated investment objective and policies of the Fund, manages the investment and reinvestment of the assets of the Fund. Pursuant to a separate investment advisory agreement, the Adviser, subject to the control and supervision of the Master Fund's Board of Directors and in conformance with the stated investment objectives and policies of the Master Fund, manages the investment and reinvestment of the assets of the Master Fund. In this regard, it is the responsibility of the Adviser to make investment decisions for the Master Fund (and, indirectly, the Fund) and to place purchase and sale orders for the Master Fund's investments. The officers of the Fund and the Adviser (who serve in the same capacity with respect to the Master Fund) manage the day to day operations of the Fund and the Master Fund. The officers of the Fund are directly responsible to the Fund's Board of Directors, which sets broad policies for the Fund and appoints its officers.

      The Advisory Agreement provides, among other things, that the Adviser will bear all expenses of its employees and overhead incurred in connection with its duties under the Advisory Agreement, and will pay all fees and salaries of the Fund's officers or employees, if any, who are also employees of the Adviser. The Adviser may retain outside consultants and will be reimbursed by the Fund for any expenses incurred therewith. The Advisory Agreement provides that the Fund shall pay a fee to the Adviser quarterly for its services at the annual rate of 0.63% of the Fund's monthly average net asset value. Separately, the Adviser has agreed to waive a portion of its fee such that the Fund's total annual operating expenses (including management fees) do not exceed 0.80% of the Fund's net asset value. Out-of-pocket due diligence and other expenses incurred by the Adviser in directly managing the Fund's investments (which may include, but will not be limited to, legal, appraisal, environmental and site visit expenses) will not be included as fund operating expenses for purposes of calculating a management fee waiver, if any. The same principles will apply to any fees or discounts collected (or credited against the purchase price of an investment) by the Fund as part of its investment activities such that they will not be credited against Fund operating expenses for purposes of calculating a management fee waiver. The Fund is not subject to any management fees at the Master Fund level. A discussion regarding the basis for the Board of Directors' most recent approval of the Advisory Agreement will be available in the Fund's semi-annual report for the financial reporting period ending April 30, 2006.

      The Adviser intends to devote such time and effort to the business of the Fund and the Master Fund as is reasonably necessary to perform its duties to the Fund. The services of the Adviser are not exclusive and the Adviser may provide similar services to other clients and may engage in other activities.

      The Advisory Agreement also provides that in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations thereunder, the Adviser is not liable to the Fund or any of the Fund's shareholders for any act or omission by the Adviser in the supervision or management of its respective investment activities or for any loss sustained by the Fund or the Fund's shareholders. Similar provisions apply to the Adviser's management of the Master Fund's investment activities.

                             INVESTMENTS IN THE FUND

Risk Factors


      An investment in the Shares will expose the investor to the risks associated with the fixed income securities in which the Master Fund intends to invest. The principal risk factors, which are explained in detail in the SAI, include, among others:

      o Interest Rate, Spread and Credit Risks (including Risks of Delinquency and Default)

      o     Market Risk

      o     Special Risks from Ownership of Subordinate Securities

      o     Risks Relating to the Collateral

      o     Prepayment Risks

      o     Illiquidity of Investments

      o     Non-diversification

      o     Risks of Other Investment Management Techniques

      o     Redemptions In-Kind

      o     Special Considerations Regarding Master-Feeder Structure

Purchasing Shares and Pricing

      Institutional investors on a private placement basis may make an investment in the Fund on any Business Day at the next calculated net asset value, subject to the Fund's ability to reject or limit certain investments. A Business Day is any weekday the New York Stock Exchange (NYSE) is open for trading. Incomplete orders and orders that are not paid for in a timely manner will be returned. In addition, orders may be delayed to allow the Fund or an agent of the Fund to review the eligibility and qualifications of any prospective investor. All investments in the Fund are subject to a minimum initial subscription of $3,000,000. In certain circumstances, the Adviser may reduce such minimum at its discretion.

      The Fund values its assets using methodologies approved by the Fund's Board of Directors on the basis of valuations provided by dealers and other market participants or by a pricing service, which use information with respect to transactions in such securities, quotations from dealers, market transactions in comparable securities, and various relationships between securities and yield to maturity in determining value.

      The net asset value for the Shares will be determined as of 4:00 p.m. (New York City time) on any Business Day other than a day during which no Shares are tendered for redemption and no order to purchase or sell Shares is received. The net asset value will also be determined as of 4:00 p.m. (New York City time) on the last Business Day of every month. Net asset value equals the Fund's total assets less any liabilities divided by the number of outstanding Shares. The Fund values its assets using methodologies approved by the Fund's Board of Directors on the basis of valuations provided by dealers and other market participants or by a third party pricing service, which uses information with respect to transactions in such securities, quotations from dealers, market transactions in comparable securities, and various relationships between securities and yield to maturity in determining value. Any securities or other assets for which current market quotations are not readily available, or where multiple, varying quotations are given, are valued by the Adviser at their fair value as determined in good faith under procedures established by the Fund's Board of Directors.

      Automatic Investment Plan

      Pursuant to the Fund's Automatic Dividend Reinvestment Plan (the "Plan"), unless otherwise directed by a shareholder, all dividends and distributions payable to such shareholder will be automatically reinvested by the Fund's transfer agent (the "Plan Agent") in newly issued Shares. Alternatively a shareholder may elect not to participate in the Plan and to have all dividends and distributions paid directly to the shareholder in cash by the Plan Agent, as dividend paying agent.

      The Plan Agent serves as agent for the shareholders in administering the Plan. When the Board of Directors of the Fund declares a distribution, participants in the Plan will receive a number of Shares equal to the quotient of (i) the amount of such distribution divided by (ii) the net asset value of the Shares immediately prior to such distribution.

      The Plan Agent maintains all shareholder accounts in the Plan and furnishes written confirmations of all transactions in the account, including information needed by shareholders for personal and tax records. Shares in the account of each Plan participant are held by the Plan Agent in non-certificated form.

      There is no charge to participants for reinvesting dividends or capital gains distributions. The Plan Agent's fees for the handling of reinvestment of dividends and distributions will be paid by the Fund. The automatic reinvestment of dividends and distributions will not relieve participants of any U.S. tax that may be payable on such dividends or distributions and any such taxes would need to be paid from other sources.

      The Plan may be amended or terminated by the Fund or the Plan Agent by at least 90 days' written notice to all shareholders of the Fund.

Redeeming Shares

      You may redeem your investment on any Business Day. Requests for redemption must be submitted in writing to the Fund at the offices of the Adviser (ING Clarion Capital, LLC, 230 Park Avenue, New York, NY 10169). Shares are redeemed after a redemption request has been received at the next determined net asset value.

      Due to the illiquid nature of the Master Fund's portfolio investments, the Fund may choose to satisfy redemption requests pursuant to the Fund's "redemption-in-kind" policy as described below. In order to avoid receiving redemption proceeds in securities, a shareholder may notify the Adviser in advance of the shareholder's intent to submit a redemption request. This request may allow securities to be sold in advance of the redemption request so that redemption proceeds can be paid in cash rather than "in-kind". Shareholders are encouraged to contact the Adviser regarding redemptions as early as possible. Regardless of such notice, there is no guarantee that the Master Fund will have the ability to sell securities in advance in order for the Fund to pay redemptions in cash.

      Redemptions-in-Kind. The Fund and the Master Fund have adopted the following redemption policy in conformity with Rule 18f-1 under the 1940 Act. It is a policy of the Fund and the Master Fund to redeem their Shares, with respect to any one shareholder during any 90 day period, solely in cash up to the lesser of $250,000 or 1% of the net asset value of the Fund (or the Master Fund) at the beginning of the period. As an operating policy, the Fund may choose to satisfy redemption requests in excess of such amount by distributing portfolio securities in lieu of cash. This policy may be modified or terminated at any time by the Board of Directors of the Fund. Any shareholder who owns more than 5% of the outstanding Shares of the Fund that requests a redemption that the Fund elects to pay "in kind" will receive a pro-rata distribution of the Fund's portfolio of securities in accordance with Fund's procedures.

      Any securities distributed in-kind would be valued in accordance with the Fund's policies and values used to determine net asset value for the Fund's portfolio as a whole (such that, among other things, the value of any "odd lot" securities distributed in-kind will not be discounted to reflect their division from the remainder of their "lot" held by the portfolio as a whole). The redeeming shareholder will bear the risk of fluctuation in value of the in-kind redemption proceeds after the trade date for the redemption. For a further description of redemption in-kind procedures and requirements, see "Redemption or Repurchase of Shares" in the SAI.

      Redemption Fee. The Fund has adopted the policy that if shareholders redeem their Shares within six months of purchase, the Fund will deduct a 1% redemption fee at the time of such redemption. There is no redemption fee for Shares held longer than six months.

      Frequent Trading. Frequent trading of Shares may increase Fund transaction costs and otherwise negatively impact the Fund's investment program, possibly diluting the Fund's value to its longer-term investors. However, because of the nature of the investors to whom the Fund appeals (generally relatively long-term holders of Fund shares), as well as the redemption notice and redemption-in-kind provisions discussed above, to date redemptions of, or other trading in Shares has been quite limited. Consequently, the Fund has not adopted any policies or procedures specifically intended to monitor or penalize frequent purchases and redemptions of Shares.

                       DIVIDENDS, DISTRIBUTIONS AND TAXES

      The Fund's dividends from net investment income are declared and paid monthly. Any distributions from net realized capital gains will be distributed once a year. Both dividends and distributions, if any, are automatically reinvested in Shares pursuant to the Fund's Automatic Dividend Reinvestment Plan, unless a holder of Shares elects otherwise. Any check in payment of dividends or other distributions which cannot be delivered by the Post Office or which remains uncashed for a period of more than one year may be reinvested for the shareholder pursuant to the Plan and the shareholder may be enrolled in the Plan by the Fund. See "Automatic Dividend Reinvestment Plan". Information as to the tax status of distributions will be provided annually.

      Tax issues can be complicated. Please consult your tax adviser about U.S. federal, state, or local tax consequences or with any other tax questions you may have. The Fund may make both dividend and capital gains distributions. Both dividends and short-term capital gains distributions are currently taxed as ordinary income and are subject to a maximum U.S. federal rate of 35% for individual shareholders. Long-term capital gains distributions are currently taxed at a maximum rate of 15% for individual shareholders. Ordinary dividend distribution by the Fund will not be eligible for long term capital gain tax rates applicable to certain dividends. Dividends and distributions are generally taxable whether they are taken in cash or reinvested. Any dividends and distributions declared in October, November or December and payable to shareholders on record on a specified date in one of those months and paid in the following January are taxable as though they were paid on December 31st of the years in which such dividends and distributions were declared. By January 31st of each year, you will be mailed a statement showing the tax status of your dividends and distributions for the prior year. Please see the SAI for more information.


      U.S. federal tax laws currently require the Fund to withhold 28% of ordinary income dividends, capital gain dividends, and sales proceeds from shareholders who do not furnish the Fund with their correct taxpayer identification numbers on IRS Form W-9. If you are neither a lawful permanent resident nor a citizen of the United States of if you are a non-U.S. entity, the Fund's ordinary income dividends will generally by subject to a 30% withholding tax, unless a lower treaty rate applies. However, for taxable years beginning after December 31, 2004 and before January 1, 2008, certain "interest-related dividends" and "short-tem capital gain dividends" paid by the Fund to a foreign shareholder and designated as such would be eligible for an exemption from the 30% U.S. withholding tax. Interest-related dividends generally are dividends derived from certain interest income earned by the Fund that would not be subject to such tax if earned by a foreign shareholder directly. Short-term capital gain dividends generally are dividends derived from the excess of the Fund's net short-term capital gains over net long-term capital losses. The Fund does not intend to designate any dividends as such.


         INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL

      Ernst & Young LLP serves as the Fund's independent registered public accounting firm and in that capacity audits and reports on the Fund's annual financial statements, which appear in the Fund's Annual Reports, and the Fund's "Financial Highlights," which appear in the section below. The principal business of Ernst & Young LLP is located at 5 Times Square, New York, NY 10036. Shearman & Sterling LLP, New York, serves as legal counsel to the Fund and the Adviser.

                              FINANCIAL HIGHLIGHTS

         The following tables are intended to help you understand the Fund's financial performance. Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate that an investor would have earned or lost on an investment in the Fund assuming reinvestment of all dividends and distributions. The information below for the year ended October 31, 2005 appears in the Fund's Annual Report dated October 31, 2005. The information has been audited by Ernst & Young LLP, whose report, along with the Fund's financial statements, are included in the annual report for 2005, 2004 and 2003 which is available upon request. The financial highlights for the two years in the period ended October 31, 2002 were audited by other auditors whose reports expressed an unqualified opinion on those statements. This information is with respect to Shares held since the inception of the Fund. This information should be read in conjunction with the Statement of Additional Information.

                                    Year ended     Year ended     Year ended     Year ended     Year ended
(per share data except for          October 31,    October 31,    October 31,    October 31,    October 31,
percentages)                           2005           2004           2003           2002           2001
------------------------------------------------------------------------------------------------------------
Net Asset Value, Beginning of
  Period                            $      9.80    $      9.28    $      9.37    $      8.83    $      8.55
------------------------------------------------------------------------------------------------------------

Income from Investment
Operations
Net Investment Income (4)                  0.86           0.76           0.77           0.95           0.70
Net Realized and Unrealized Gain
  (Loss)                                  (0.22)          0.55          (0.21)          0.25           0.27
------------------------------------------------------------------------------------------------------------
Total From Investment Operations           0.64           1.31           0.56           1.20           0.97
------------------------------------------------------------------------------------------------------------

Less Distributions from:
Net Investment Income                     (0.86)         (0.61)         (0.64)         (0.66)         (0.69)
Net Realized Gain                         (0.29)         (0.18)         (0.01)             -              -
                                                         (0.79)         (0.65)         (0.66)         (0.69)
------------------------------------------------------------------------------------------------------------
Total Distributions                       (1.15)         (0.79)         (0.65)         (0.66)         (0.69)
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
Net Asset Value, End of Period      $      9.29    $      9.80    $      9.28    $      9.37    $      8.83
------------------------------------------------------------------------------------------------------------

Total Investment Return
Net Asset Value(2)                         7.19%         14.88%          6.21%         14.30%         11.82%
------------------------------------------------------------------------------------------------------------

                                        Year ended        Year ended      Year ended       Year ended       Year ended
                                       October 31,       October 31,     October 31,      October 31,      October 31,
                                          2005              2004            2003             2002             2001
-----------------------------------------------------------------------------------------------------------------------
Ratios and Supplemental Data
Net Assets, End of Period ($000)       $   510,008       $   303,093     $   319,726      $   338,105      $   107,251
Ratio of Net Expenses to Average Net
  Assets                                      0.77%(2)          0.75%(2)        0.76%(2)         0.80%(2)         0.79%
Ratio of Net Investment Income to
  Average Net Assets                          8.64%             8.06%           8.34%            8.69%            8.03%
Ratio of Voluntary Waived Fees and
  Expenses assumed by the Adviser to
  Average Net Assets                          0.00%             0.00%           0.00%            0.03%            0.00%

Portfolio Turnover Rate(3)                      76%               87%             57%              45%              63%
-----------------------------------------------------------------------------------------------------------------------

(1) Total Investment return based on per share net asset value reflects the effects of changes in net asset value on the performance of the Fund during the period, and assumes dividends and distributions, if any, were reinvested at net asset value. Total return would have been lower had certain fees not been waived during the periods. The Fund's shares were issued in private placement and are not traded, therefore market value total investment return is not calculated.

(2)   Includes the Fund's share of expenses allocated from the Master Fund.

(3) Represents either the Fund's portfolio turnover rate for the periods prior to the Fund's reorganization into a Feeder Fund as described herein (i.e., for those periods shown through the year ended October 31, 2002) or the portfolio turnover rate of Clarion Value Fund Master, LLC, the Fund's Master Fund (for all other periods shown).

(4)   Calculated based upon average shares outstanding throughout the year.

                       ADDITIONAL SHAREHOLDER INFORMATION

      Additional information about the Fund and its investments is available in the Statement of Additional Information ("SAI") and the Fund's annual and semi-annual reports to shareholders. In the Fund's annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund's performance during its last fiscal year as well as audited financial statements by the Fund's independent registered public accounting firm. Once you become a shareholder, you will be sent copies of the Fund's annual and semi-annual reports. These reports will be sent to shareholders at their addresses of record.

      The SAI and the Fund's annual and semi-annual reports are available without charge, upon request. For a free copy of the Fund's annual or semi-annual report or to request other information or ask questions about the Fund, call the Fund at (212) 883-2500.


      Information about the Fund is also available from the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) Database on the SEC's web site (http://www.sec.gov). You can obtain copies of this information, after paying a duplicating fee, by sending a request by e-mail to publicinfo@sec.gov or by writing the SEC's Public Reference Section, Washington, D.C. 20549-0102. You also can review and copy information about the Fund, including the SAI, at the SEC's Public Reference Room in Washington, D.C. To find out more about the Public Reference Room, call the SEC at 1-202-551-8090.


      A description of the Fund's policies and procedures with respect to the disclosure of the Fund's portfolio securities is available in the Fund's SAI. Because the Fund is not publicly offered, it does not maintain a website.

The Fund's Investment Company Act file number: 811-08920

                            CLARION VALUE FUND, INC.
                       STATEMENT OF ADDITIONAL INFORMATION
                               DATED MAY 25, 2006


      CLARION VALUE FUND, INC. (the "Fund") is located at 230 Park Avenue, New York, New York 10169, and its telephone number is (212) 883-2500.

      The primary investment objective of the Fund is to provide high current income. The Fund intends to achieve its investment objective by investing all of its assets in Clarion Value Master Fund, LLC ("Master Fund"), a registered investment company organized as a Delaware limited liability company having the same investment objective as the Fund. The Master Fund in turn invests its assets, including those of the Fund, in a portfolio consisting primarily of commercial mortgage-backed securities ("CMBS"). ING Clarion Capital, LLC (the "Adviser") serves as the investment adviser for the Fund and the Master Fund.

      The majority of the securities in which the Master Fund will invest are expected to be subordinated classes having a credit quality of BBB+ or less, including securities considered to be below investment grade. Such securities are considered to be speculative and may be subject to special risks, including a greater risk of loss of principal and non-payment of interest. There is no assurance that either the Fund or the Master Fund will achieve its investment objective. Investors should carefully assess the risks associated with an investment in the Fund. Investment in the Fund involves a high degree of risk and is suitable only for persons of substantial financial resources who have no need for liquidity in their investment and who can bear the risk of losing their investment.


      This Statement of Additional Information is not a prospectus and should be read in conjunction with the Fund's Prospectus, dated May 25, 2006, a copy of which may be obtained from the Fund.


      Once you become a Shareholder, you will be sent copies of the Fund's Annual and Semiannual Reports. Annual Reports will contain audited financial statements by the Fund's independent registered public accounting firm. These reports will be sent to Shareholders at their addresses of record.

                                TABLE OF CONTENTS

ORGANIZATION, HISTORY AND DESCRIPTION OF SHARES ........................     S-3
INVESTMENT RESTRICTIONS ................................................     S-3
OTHER INVESTMENT PRACTICES .............................................     S-4
CERTAIN RISK FACTORS ...................................................     S-7
THE ADVISER ............................................................    S-12
THE FUND'S PORTFOLIO MANAGERS ..........................................    S-13
DIRECTOR'S AND OFFICERS ................................................    S-14
PRINCIPAL SHAREHOLDERS .................................................    S-19
EXPENSES OF THE FUND ...................................................    S-19
PORTFOLIO TRANSACTIONS AND BROKERAGE ...................................    S-20
NET ASSET VALUE ........................................................    S-21
AVERAGE CREDIT QUALITY .................................................    S-21
DISCLOSURE OF PORTFOLIO HOLDINGS .......................................    S-21
REDEMPTION OF SHARES ...................................................    S-22
DISTRIBUTIONS AND TAXES ................................................    S-23
TAX TREATMENT OF CERTAIN TRANSACTIONS ..................................    S-25
ADMINISTRATOR, CUSTODIAN AND TRANSFER AGENT ............................    S-26
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL ........    S-26
FINANCIAL STATEMENTS ...................................................    S-26

                 ORGANIZATION, HISTORY AND DESCRIPTION OF SHARES

      Clarion Value Fund, Inc. (the "Fund") was incorporated in Maryland on December 15, 1994 as a non-diversified, closed-end management investment company under the Investment Company Act of 1940 (the "1940 Act"). On July 8, 1999, the Fund was reorganized as an open-end management investment company. On June 20, 2002, the Fund was reorganized into a "feeder fund" in a "master-feeder" structure (as discussed more fully below). Until February 2005, the Fund operated under the name Clarion CMBS Value Fund, Inc. The Fund is authorized to issue 250,000,000 shares of capital stock, par value $0.01 per share, all of which shares are initially classified as common stock. The Board of Directors is authorized, however, to classify or reclassify any unissued shares of capital stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption.

      Shares of common stock, when issued and outstanding, are fully paid and non-assessable. All shares of common stock are equal as to dividends, distributions, and voting privileges and the Fund's common stock has no preemptive, conversion, exchange or redemption rights. Stockholders are entitled to a pro rata share in the net assets of the Fund available for distribution to stockholders upon liquidation of the Fund. Stockholders are entitled to one vote for each share held. The Fund, as a stockholder of the Master Fund, is entitled to one vote for each Master Fund share held. Whenever the Fund is requested to vote on matters pertaining to the Master Fund, the Fund will hold a meeting of its stockholders and will cast its votes in accordance with the instructions of such stockholders. The Fund will vote shares for which it has received no voting instructions in the same proportion as the shares for which it does receive voting instructions.

                             INVESTMENT RESTRICTIONS

Fundamental Restrictions

      The Fund's and Master Fund's investment objective and the investment restrictions set forth below are fundamental. Fundamental restrictions cannot be changed without the approval of the holders of a majority of the outstanding voting securities. The 1940 Act defines such majority to be the lesser of (a) more than 50% of the outstanding shares or (b) 66 2/3% or more of the shares represented at a meeting at which more than 50% of the outstanding shares are present or represented by proxy. The Fund and the Master Fund may not:

      (1) invest 25% or more of the value of its total assets in any one industry (mortgage-backed securities and other securities issued or guaranteed by the U.S. government or any agency or instrumentality thereof are not treated as industries); provided, however, that the Fund will, except for temporary defensive purposes, invest at least 25% of the value of its total assets in securities which represent interests in mortgages or liens on real property;

      (2) issue senior securities except that the Fund may borrow up to 5% of its total assets for temporary purposes; pledge its assets other than to secure such issuances or in connection with hedging transactions, when-issued and forward commitment transactions and similar investment strategies. The Fund's obligations under interest rate swaps are not treated as senior securities; the Fund may not utilize leverage as an investment technique;

      (3) make loans of money or property to any person, except through the purchase of fixed income securities consistent with the Fund's investment objective and policies or the acquisition of securities subject to repurchase agreements

      (4) underwrite the securities of other issuers, except to the extent that in connection with the disposition of portfolio securities or the sale of its own shares the Fund may be deemed to be an underwriter;

      (5) invest for the purpose of exercising control over management of any company other than issuers of collateralized mortgage obligations;

      (6) purchase real estate or interests therein other than CMBS and similar instruments or accept distribution of real property without appropriate environmental review;

      (7) purchase or sell commodities or commodity contracts for any purposes except as, and to the extent, permitted by applicable law without the Fund becoming subject to registration with the Commodity Futures Trading Commission as a commodity pool;

      (8)   make any short sale of securities;

      (9) invest in leveraged derivatives; leveraged derivatives are defined as a derivative (a) whose value is typically computed based on a multiple of the change in the price or value of an asset or the amount of an index and (b) whose related assets or index is inconsistent with the Fund's investment objectives and policies;

      (10)  increase the number of authorized shares of common stock; or

      (11) engage in transactions with counterparties which do not meet the following minimum risk ratings: minimum counterparty rating for counterparties with respect to OTC Derivatives is a Moody's "A3" Derivatives Counterparty Rating for any OTC derivative while it has a maturity of six months or less and Moody's "Aa3" Derivatives Counterparty Rating for any OTC derivative while it has a maturity greater than six months. If a counterparty is not rated by Moody's on a derivatives counterparty basis, then either the Moody's or S&P long term rating ("A3/A-" for six months, or less and "Aa3/AA-" for greater than six months) can be used as a substitute. Additionally, all counterparties must have a minimum short term rating of "A-1/P-1" by both S&P and Moody's.

If a percentage restriction on an investment or use of assets set forth in a fundamental restriction is adhered to at the time a transaction is effected, later changes in percentages resulting from changing market values will not be considered a deviation from the restriction. The investment restrictions described above do not apply to an investment by the Fund of all of its assets in the Master Fund or another fund with the same investment objectives, policies and restrictions as the Fund.

Non-Fundamental Restrictions

      All investment policies or practices of the Fund and the Master Fund other than those specifically set forth above are non-fundamental and may be changed without shareholder approval; however, The Fund and the Master Fund will give notice to their respective shareholders sixty days in advance of a change in any non-fundamental investment policy.

      The Fund and the Master Fund have adopted the following non-fundamental restrictions:

            o The Fund and the Master Fund may not invest in inverse floaters;

            o     The Fund and the Master Fund may not invest in dollar rolls;

            o The Fund and the Master Fund may not invest in reverse repurchase agreements; or

            o To the extent the Fund or the Master Fund invests in single-family mortgage backed securities, such Fund may not invest in interest only or principal only tranches of such securities.

                           OTHER INVESTMENT PRACTICES

      As the Fund seeks to achieve its investment objective by investing all of its assets in the Master Fund, which has the same investment objective as the Fund, the following discussion describes the various investment policies and techniques employed by the Master Fund. There can be no assurance that the investment objective of the Fund or the Master Fund can be achieved.

      Interest Rate Transactions. The Master Fund may enter into interest rate swaps and the purchase or sale of interest rate caps and floors. The Master Fund expects to enter into these transactions primarily to preserve a return or spread on a particular investment or portion of its portfolio as a duration management technique or to protect against any increase in the price of securities the Master Fund anticipates purchasing at a later date. The Master Fund will use these transactions as a hedge or for duration or risk management. The Master Fund will not sell interest rate caps or floors that it does not own. Interest rate swaps involve the exchange by the Master Fund with another party of their respective commitments to pay or receive interest (e.g., an exchange of floating rate payments for fixed rate payments with respect to a notional amount of principal). The purchase of an interest rate cap entitles the purchaser, to the extent that a specified index exceeds a pre-determined interest rate, to receive payments of interest on a notional principal amount from the party selling such interest rate cap. The purchase of an interest rate floor entitles the purchaser, to the extent that a specified index falls below a predetermined interest rate, to receive payments of interest on a notional principal amount from the party selling such interest rate floor.

      The Master Fund may enter into interest rate swaps, caps and floors on either an asset-based or liability-based basis, and will usually enter into interest rate swaps on a net basis (i.e., the two payment streams are netted out, with the Master Fund receiving or paying, as the case may be, only the net amount of two payments on the payment dates). The Master Fund will accrue the net amount of the excess, if any, of the Master Fund's obligations over its entitlements with respect to each interest rate swap on a daily basis and will segregate with a custodian an amount of cash or liquid high grade securities having an aggregate net asset value at all times at least equal to the accrued excess. The Master Fund will not enter into any interest rate swap, cap or floor transaction unless the unsecured senior debt or the claims-paying ability of the other party thereto is rated as investment grade by at least one nationally recognized statistical rating organization at the time of entering into such transaction. If there is a default by the other party to such a transaction, the Master Fund will have contractual remedies pursuant to the agreements related to the transactions.


      Synthetic Securities. The Fund may invest in synthetic securities as a substitute for non-synthetic positions. These synthetic securities may include total return swaps, credit default swaps ("CDS"), credit linked notes and synthetic securitizations. Positions of the Securities Exchange Commission frequently will require segregation of liquid assets in respect of potential liabilities, relating to these instruments.


      Futures Contracts and Options on Futures Contracts. The Master Fund may also enter into contracts for the purchase or sale for future delivery ("futures contracts") of debt securities, aggregates of debt securities or indices or prices thereof, other financial indices and U.S. government debt securities or options on the above. The Master Fund will engage in such transactions only for bona fide hedging, and risk management (including duration management). However, the Master Fund may also enter into such transactions to enhance income or gain, in accordance with the rules and regulations of the CFTC. Positions of the Securities Exchange Commission frequently will require segregation of liquid assets in respect of potential liabilities, relating to these instruments. Pursuant to Commodity Futures Trading Commission Rule 4.5, the Adviser is not subject to regulation or registration as a commodities pool operator with respect to the investment operations of the Fund.

      Calls on Securities, Indices and Futures Contracts. The Master Fund may sell or purchase call options ("calls") on U.S. Treasury securities, corporate debt securities, mortgage-backed securities, asset-backed securities, zero coupon securities, other debt securities, indices, Eurodollar instruments that are traded on U.S. and non-U.S. securities exchanges and in the over-the-counter markets and futures contracts. A call gives the purchaser of the option the right to buy, and obligates the seller to sell, the underlying security, futures contract or index at the exercise price at any time or at a specified time during the option period. All such calls sold by the Master Fund must be "covered" as long as the call is outstanding (i.e., the Master Fund must own the securities or futures contract subject to the call or other securities acceptable for applicable escrow requirements). A call sold by the Master Fund exposes the Master Fund during the term of the option to possible loss of opportunity to realize appreciation in the market price of the underlying security, index or futures contract and may require the Master Fund to hold a security of futures contract which it might otherwise have sold. The purchase of a call gives the Master Fund the right to buy a security, futures contract or index at a fixed price. Calls on futures on U.S. Treasury securities, mortgage-backed securities, other debt securities and Eurodollar instruments must also be covered by deliverable securities of the futures contract or by liquid high grade debt securities segregated to satisfy the Master Fund's obligations pursuant to such instruments.

      Puts on Securities, Indices and Futures Contracts. The Master Fund may purchase put options ("puts") that relate to U.S. Treasury securities, mortgage-backed securities, other debt securities and Eurodollar instruments (whether or not it holds such securities in its portfolio), indices or futures contracts. The Master Fund may also sell puts on U.S. Treasury securities, mortgage-backed securities, other debt securities, Eurodollar instruments, indices or futures contracts on such securities if the Master Fund's contingent obligations on such puts are secured by segregated assets consisting of cash or liquid high grade debt securities having a value not less than the exercise price. The Master Fund will not sell puts if, as a result, more than 50% of the Master Fund's assets would be required to cover its potential obligations under its hedging and other investment transactions. In selling puts, there is a risk that the Master Fund may be required to buy the underlying instrument at a price higher than the current market price.

      Eurodollar Instruments. The Master Fund may make investments in Eurodollar instruments. Eurodollar instruments are essentially U.S. dollar denominated futures contracts or options thereon which are linked to the London Interbank Offered Rate ("LIBOR"). Eurodollar futures contracts enable purchasers to obtain a fixed rate for the lending of funds and sellers to obtain a fixed rate for borrowings. Ordinarily, the Master Fund intends to use Eurodollar futures contracts and options thereon to hedge against changes in LIBOR, to which many interest rate swaps are linked, although it may utilize such investment to enhance income or gain.

      When-Issued and Forward Commitment Securities. The Master Fund may also purchase securities on a "when-issued" basis and may purchase or sell securities on a "forward commitment" basis. When such transactions are negotiated, the price, which is generally expressed in yield terms, is fixed at the time the commitment is made, but delivery and payment for the securities takes place at a later date. When-issued securities and forward commitments may be sold prior to the settlement date, but the Master Fund will enter into when-issued and forward commitments only with the intention of actually receiving or delivering the securities, as the case may be. If the Master Fund disposes of the right to acquire a when-issued security prior to its acquisition or disposes of its right to deliver or receive against a forward commitment, it can incur a gain or loss. At the time the Master Fund enters into a transaction on a when-issued or forward commitment basis, it will segregate with its custodian cash or other liquid high grade debt securities with a value not less than the value of the when-issued or forward commitment securities. The value of these assets will be monitored daily to ensure that their marked to market value will at all times equal or exceed the corresponding obligations of the Master Fund. There is always a risk that the securities may not be delivered and that the Master Fund may incur a loss. Settlements in the ordinary course, which typically occur monthly for mortgage-backed securities, are not treated by the Master Fund as when-issued or forward commitment transactions and accordingly are not subject to the foregoing restrictions.

      Repurchase Agreements. The Master Fund may invest temporarily, in repurchase agreements, which are agreements pursuant to which securities are acquired by the Master Fund from a third party with the understanding that they will be repurchased by the seller at a fixed price on an agreed date. These agreements may be made with respect to any of the portfolio securities in which the Master Fund is authorized to invest. Repurchase agreements may be characterized as loans secured by the underlying securities and will be entered into in accordance with the requirements of the SEC. The Master Fund may enter into repurchase agreements with (i) member banks of the Federal Reserve System having total assets in excess of $500 million and (ii) securities dealers, provided that such banks or dealers meet the creditworthiness standards established by the Master Fund's Board of Directors ("Qualified Institutions"). The Adviser will monitor the continued creditworthiness of Qualified Institutions, subject to the supervision of the Master Fund's Board of Directors. The resale price reflects the purchase price plus an agreed upon market rate of interest which is unrelated to the coupon rate or date of maturity of the purchased security. The collateral is marked to market daily. Such agreements permit the Master Fund to keep all its assets earning interest while retaining "overnight" flexibility in pursuit of investments of a longer-term nature.

      Restricted and Illiquid Securities. The Master Fund may purchase certain restricted securities ("Rule 144A securities") eligible for sale to qualified institutional buyers as contemplated by Rule 144A under the Securities Act of 1933. Rule 144A provides an exemption from the registration requirements of the Securities Act of 1933 for the resale of certain restricted securities to qualified institutional buyers. One effect of Rule 144A is that certain restricted securities may not be illiquid. (Restricted securities may also become illiquid.) The Master Fund's holdings of Rule 144A securities that are liquid securities will not be subject to its limitation on investment in illiquid securities. The Master Fund's Board of Directors has adopted policies and procedures for the purpose of determining whether securities that are eligible for resale under Rule 144A are liquid or illiquid. The Adviser, under the supervision of the Fund's Board of Directors, will consider whether securities purchased under Rule 144A are illiquid. In making this determination, the Adviser will consider the trading markets for the specific security, taking into account the unregistered nature of a Rule 144A security. In addition, the Adviser could consider (1) the frequency of trades and quotes, (2) the number of dealers and potential purchasers (in that the absence of qualified institutional buyers interested in a security would render it illiquid), (3) the dealer undertakings to make a market, and (4) the nature of the security and of market trades (e.g., the time needed to dispose of the security, the method of soliciting offers and the mechanics of transfer). Rule 144A liquidity decisions made by the Adviser are subject to oversight, and procedural limitations set, by the Board of Directors. The Master Fund may also purchase restricted securities eligible for sale to institutional accredited investors under Regulation D under the Securities Act of 1933.

                              CERTAIN RISK FACTORS

      The risks described below that relate to the Master Fund's investment operations also relate indirectly to the Fund.

      Interest Rate, Spread and Credit Risks. The market values of the Master Fund's assets will generally fluctuate inversely with changes in prevailing interest rates and spreads and directly with the perceived credit quality of such assets. Interest rates are highly sensitive to many factors, including governmental monetary, fiscal and tax policies, domestic and international economic and political considerations, and other factors beyond the control or anticipation of the Master Fund. Interest rate fluctuations can adversely affect the Master Fund's income in many ways and present a variety of risks, including the risk of increased prepayments. In addition, securities with longer durations, such as subordinate CMBS (as explained below), tend to be more sensitive to changes in interest rates and spreads, usually making them more volatile than securities with shorter durations. To the extent the various hedging techniques and active portfolio management employed by the Master Fund do not offset these changes, the net asset value of the Master Fund's Shares will also fluctuate in relation to these changes. The various investment techniques employed by the Master Fund and the different characteristics of particular securities in which the Master Fund may invest make it very difficult to predict precisely the impact of interest rate and credit quality changes on the net asset value of the Shares.

      Market Risk. The market price of securities owned by the Master Fund may go up or down, sometimes rapidly or unpredictably. Securities may decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets. The value of a security may decline due to general market conditions which are not specifically related to such security, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or adverse investor sentiment generally. They may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry.


      Special Risks from Ownership of Subordinate Securities. The Master Fund intends to acquire various subordinate classes of securities, including unrated and "first loss" classes. A "first loss" class is the most subordinate class of a multi-class issuance of pass-through or debt securities and is the last class to receive payment of interest and principal and the first class to bear the loss resulting from defaults on the assets underlying such securities (the "Collateral"). Subordinate securities are subject to special risks, including a substantially greater risk of loss of principal and non-payment of interest than more senior classes. The market values of such subordinate classes tend to be more sensitive to changes in economic conditions than more senior classes. As a result of these and other factors, these securities are generally not actively traded and are not likely to provide holders thereof with liquidity. In addition, the Master Fund's investments in subordinate securities will be subject to the risks of adverse conditions in the securities markets. Such adverse conditions would impair the value and marketability of such investments. The yield-to-maturity on subordinate securities may be extremely sensitive to the default and loss experience of the underlying Collateral and the timing of any such defaults or losses. Because the subordinate classes of securities generally have little or no credit support, to the extent that losses are realized on the Collateral, the Master Fund may not recover the full amount, or any, of its investment in such subordinate securities. The subordination of these classes of securities may adversely affect the yield on such classes even if realized losses ultimately are not allocated to such classes. On any payment date, interest and principal generally would be paid on the more senior classes before interest and principal would be paid with respect to the subordinate classes. Typically, interest deferred on subordinate classes would be payable on subsequent payment dates to the extent funds become available, but such deferral itself may not bear interest. Such deferral of interest generally will adversely affect the yield on the subordinate classes. The yield of such securities will also be affected by the rate and timing of payment of principal on the Collateral.

The rate of principal payments may vary significantly over time depending on a variety of factors such as the level of prevailing interest rates and economic, demographic, tax, legal and other factors.


      To the extent the Master Fund does not obtain special servicing rights, the servicer of such Collateral may not have the same incentive to exercise remedies with respect to such defaulted Collateral as would the holders of the subordinate classes who would experience loss as a result of such defaulted Collateral earlier than the holders of the more senior classes. Accordingly, the Collateral may not be serviced in a manner that is most advantageous to the Master Fund as the holder of a subordinate class.





      In addition, the prices of lower credit quality securities have been found to be less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn or of a period of rising interest rates, for example, could cause a decline in the price of lower credit quality securities because the advent of a recession could lessen the ability of obligors under the Collateral to make principal and interest payments. In such event, existing credit supports may be insufficient to protect against loss of principal.


      Credit Risk. The Collateral will present credit risk, both with respect to delinquency and default. Delinquency refers to interruptions in the payment of interest and/or principal during the term of a loan. Default refers to the potential for unrecoverable principal loss from the sale of foreclosed Collateral for an amount less than the unpaid principal balance of the applicable loan. The value of the securities purchased by the Master Fund will depend, in part, upon the creditworthiness of the obligors under the Collateral for payment of principal and interest. If the Master Fund does not receive scheduled interest or principal payments on such Collateral, the Master Fund's net asset value may be adversely affected. There is no assurance that the liquidation of Collateral will satisfy the borrower's obligation, or that the Collateral can be liquidated.

      With respect to Collateral comprised of mortgage loans, because payments of principal and interest on the mortgage loans depends solely on cash flow from the underlying properties, these risks, in turn, result from the risks associated with the direct ownership of real estate. These risks include, among others, national, regional and local economic conditions (which may be adversely impacted by plant closings, industry slowdowns and other factors); local real estate conditions (such as an oversupply of office space, hotel rooms, retail, industrial or other commercial space); changes or continued weakness in specific industry segments; perceptions by prospective tenants and, in the case of retail properties, retailers and shoppers, of the safety, convenience, services and attractiveness of the property; the willingness and ability of the property's owner to provide capable management and adequate maintenance; construction quality, age and design; demographic factors; changes to building or similar codes; and increases in operating expenses (such as energy costs). The historical operating results of the mortgaged properties may not be comparable to future operating results. In addition, other factors may adversely affect the mortgaged properties' value without affecting the net operating income, including changes in governmental regulations, zoning or tax laws, potential environmental or other legal liabilities, the availability of refinancing, and changes in interest rate levels.

      While the credit quality of the Collateral supporting the CMBS in which the Master Fund may invest will reflect the perceived appropriateness of future cash flows to meet operating expenses, as a result of any of the factors mentioned above, the underlying commercial properties may not be able to continue to generate income to meet their operating expenses (mainly debt services, lease payments, capital expenditures and tenant improvements). Consequently, the obligors under commercial mortgages may be unable to make payments of interest in a timely fashion, increasing the risk of default on the mortgage loan. In addition, the repayment of the commercial mortgage loans will typically depend upon the future availability of financing and the stability of real estate property values.

      Most commercial mortgage loans are non-recourse obligations of the borrower, meaning that the sole remedy of the lender in the event of a default is to foreclose upon the collateral. As a result, in the event of default by a borrower, the lender has recourse only against the specific property pledged to secure the loan and not against the borrower's other assets. If the borrower is not able or willing to refinance or dispose of the property to pay the principal balance due at maturity, the lender will need to recover the unpaid principal balance of the loan from the value of the property. Factors such as the title to the property, its physical and environmental condition (which may deteriorate during foreclosure proceedings) and financial performance, as well as governmental disclosure requirements with respect to the condition of the property, may make the lender unable to fully recover such amount.

      In addition, certain obligors on underlying Collateral may become subject to bankruptcy proceedings, in which case the amount and timing of amounts due under the Collateral may be materially adversely affected.

      Limited Recourse on Collateral. The Master Fund anticipates that a substantial portion of the Master Fund's Collateral may contain limitations on recourse against the ultimate borrower. In other cases, recourse against the borrower may be limited by applicable provisions of the laws of the jurisdictions in which the Collateral is located or by the selection of remedies and the impact of those laws on that selection. In those cases, in the event of a borrower default, recourse may be limited to only the specific Collateral, the value of which may not be sufficient to prevent the Master Fund from sustaining losses. As to Collateral that includes recourse against the borrower and its assets generally, there can be no assurance that such recourse will provide a recovery sufficient to prevent such losses.

      Insurance May Not be Sufficient to Cover Casualties. The Master Fund's Collateral will generally require the borrowers thereunder to obtain insurance coverage of the type and in the amount customarily obtained by owners of assets similar to the applicable Collateral, including liability and fire and extended coverage in amounts sufficient to permit replacement of such assets in the event of a total loss, subject to applicable deductibles. There are certain types of losses, however, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism and acts of war that may be uninsurable or not economically insurable. Under such circumstances, the insurance proceeds received by the borrower, if any, might not be adequate to restore the Collateral. In such event, upon a default under such Collateral, there may be insufficient proceeds from the foreclosure sale of such impaired assets to prevent the Master Fund from incurring losses.

      Prepayments. The value of the Master Fund's investments may be affected by the prepayments. Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors and cannot be predicted with certainty. In periods of declining interest rates, prepayments on loans and securities generally increase. In addition, because interest rates have declined, the funds available for reinvestment by the Master Fund during such periods are likely to be reinvested at lower interest rates than the Master Fund was earning on the prepaid investments. The types of securities in which the Master Fund intends to invest may decrease in value as a result of increases in interest rates and may benefit less than other fixed income securities from declining interest rates because of the risk of prepayment.

      Geographic Concentration. To the extent the Master Fund's Collateral consists of mortgage loans, repayments by the borrowers and the market value of the mortgaged properties underlying such Collateral may be affected by economic conditions in regions where the mortgaged properties are located, conditions in the real estate market where the mortgaged properties are located, changes in the governmental rules and fiscal policies, acts of nature (which may result in uninsured losses) and other factors particular to the locales of the respective mortgaged properties. The Master Fund has no established limits with respect to the geographic concentration of the properties securing its Collateral.

      Environmental Risk. To the extent the Master Fund's Collateral consists of mortgage loans, the Master Fund may become subject to environmental risks when the properties securing such Collateral encounter environmental problems. The operating costs and values of these properties may be adversely affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Such laws often impose liability regardless of whether the owner, operator or, in certain cases, mortgagee knows of, or was responsible for, the presence of such hazardous or toxic substances. The costs of investigation, remediation or removal of hazardous substances could exceed the value of the property. The Master Fund's income could be affected adversely by the existence of an environmental liability with respect to such properties.

      Large Investors. Since the Fund's minimum initial investment is $3 million, the Fund is offered to large institutional holders. If a large holder were to redeem a significant portion of their Shares, it could have a negative effect on the Fund's expense ratio (and the Master Fund's portfolio), potentially causing the Fund to no longer be viable. A list of substantial Shareholders appears later in this SAI.

      Non-diversified Status Under U.S. Federal Securities Laws. Each of the Fund and the Master Fund has registered with the Securities and Exchange Commission as a "non-diversified" investment company which enables each to invest more than 5% of its assets in the obligations of any single issuer. As a result of this ability to concentrate its investments in the obligations of a smaller number of issuers, the Master Fund may be more susceptible than a more widely diversified fund to any single economic, political or regulatory occurrence. As a matter of fundamental policy, the Master Fund will generally not invest more than 25% of its assets in the securities of any one industry. CMBS and other securities issued or guaranteed by the U.S. Government or any agency or instrumentality thereof are not treated as an industry.

      Illiquid Securities. The Master Fund may invest in securities that lack an established secondary trading market or are otherwise considered illiquid. Liquidity of a security refers to the ability to easily dispose of securities and the price to be obtained, and does not relate to the credit risk or likelihood of receipt of cash at maturity. Illiquid securities may trade at a discount from comparable, more liquid investments and at times there may be no market at all. Subordinate CMBS may be less marketable or in some instances illiquid because of the absence of registration under the U.S. federal securities laws, contractual restrictions on transfer, the small size of the market and the small size of the issue (relative to the issues of comparable interests).


      Other Investment Management Techniques. The Master Fund intends to enter into hedging transactions primarily to protect itself from the effect of interest rates. There can be no assurance that the Master Fund's hedging activities will have the desired beneficial impact on the Master Fund's results of operation or financial condition. Moreover, no hedging activity can completely insulate the Master Fund from the risks associated with changes in interest rates and prepayment rates. The Master Fund's performance may be affected adversely if the Master Fund fails to employ an effective hedging strategy. Hedging involves risk and typically involves costs, including transaction costs. Such costs may increase dramatically as the period covered by the hedging increases and during periods of rising or volatile interest rates. The Master Fund may increase its hedging activities, and, thus, increase its hedging costs, during such periods when interest rates are volatile or rising. Losses on a hedge position may reduce the Master Fund's net asset value. There may be no perfect hedge for any investment and a hedge may not perform its intended purpose of offsetting losses on an investment.



      With respect to CDS and total return swaps, the Master Fund will not have a contractual relationship with the reference obligor on the reference obligation. The Master Fund generally will have no right directly to enforce compliance by the reference obligor with the terms of either the reference obligation or any rights of set-off against the reference obligor, nor will the Master Fund generally have any voting or other consensual rights of ownership with respect to the reference obligation. The Master Fund will not directly benefit from any collateral supporting the reference obligation and will not have the benefit of the remedies that would normally be available to a holder of such reference obligation. In the event of the insolvency of the CDS counterparty, the Master Fund will be treated as a general creditor of such counterparty and will not have any claim of title with respect to the reference obligation. Consequently, the Master Fund will be subject to the credit risk of the CDS counterparty as well as that of the reference obligor. The term of any total return swap may be limited, and there is no guarantee than any active market will exist at any time. The Master Fund's positions in total return swaps are also subject to counterparty risk, credit risk, market risk and interest rate risk.


      The use of repurchase agreements involves certain risks. For example, if the seller of securities under the repurchase agreement defaults on its obligation to repurchase the underlying securities, as a result of its bankruptcy or otherwise, the Master Fund will seek to dispose of such securities, which action could involve costs or delays. If the seller becomes insolvent and subject to liquidation or reorganization under applicable bankruptcy or other laws, the Master Fund's ability to dispose of the underlying securities may be restricted. Finally, it is possible that the Master Fund may not be able to substantiate its interest in the underlying securities. To minimize this risk, the securities underlying the repurchase agreement will be held by the custodian at all times in an amount at least equal to the repurchase price, including accrued interest. If the seller fails to repurchase the securities, the Master Fund may suffer a loss to the extent proceeds from the sale of the underlying securities are less than the repurchase price.

      Counterparty Risk. The Master Fund may enter into over-the-counter hedging transactions in which the protections afforded to participants in an organized exchange and in a regulated environment may not be available, which will expose the Master Fund to credit risks due to counterparty and legal enforceability risks. Although the Master Fund intends to enter into such contracts only with counterparties the Master Fund believes to be financially sound and to monitor the financial soundness of such parties on a periodic basis, the Master Fund will be exposed to the risk that the counterparties with which the Master Fund trades may become financially unsound or insolvent. If a counterparty ceases making markets and quoting prices in such instruments, which may render the Master Fund unable to enter into an offsetting transaction with respect to an open position, the Master Fund may be forced to unwind its position, which may result in a loss on the hedge position and could cause the Master Fund to suffer the adverse consequences against which the hedging transaction was designed to protect. In addition, if any of the hedging instruments acquired by the Master Fund are traded on exchanges, the Master Fund may be subject to the risk of trading halts, suspensions, exchange or clearing house equipment failure, insolvency of a brokerage firm or other disruptions of normal trading activities.

      Redemptions. As an open-end fund, each of the Fund and the Master Fund is required to redeem its Shares if so requested by shareholders. Subject to its "redemptions in-kind" policy, if the Master Fund is required to sell assets to meet redemptions requests, such "forced" sales may prevent the Master Fund from receiving the same value for such assets as would have been received if the assets had been sold over an orderly period of time, reducing the net asset value of the Master Fund (and therefore the Fund). Such sales may cause the Master Fund (and the Fund) to realize capital gains in excess of the gains that otherwise would have been distributed to shareholders in such year. Such capital gains distributions will be taxable to certain shareholders.

      Shareholders receiving securities in-kind may, when selling them, receive less than the redemption value of such securities and would also incur certain transaction costs. Furthermore, because a redemption in-kind may result in a shareholder receiving an "odd lot" of a security (i.e., an amount of such security that is below the minimum unit quantity at which such security typically trades), the shareholder may face increased difficulty in liquidating such security for its redemption value. As a result, shareholders are encouraged to contact the Adviser regarding redemptions as early as possible. This request may allow securities to be sold in advance of the redemption request so that redemption proceeds can be paid in cash rather than "in-kind". Regardless of such notice, there is no guarantee that the Master Fund will have the ability to sell securities in advance in order for the Fund to pay redemptions in cash.

      Failure to Maintain Qualification Under Internal Revenue Code. The Fund intends to operate in a manner so as to qualify as regulated investment company under the 1940 Act and under Subchapter M of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). If the Fund were to fail to qualify as a regulated investment company, the Fund may become subject to U.S. federal income tax on its taxable income at regular corporate rates. Any such corporate tax liability may be substantial and would reduce the amount of cash available for distribution to Shareholders and have a materially adverse impact on the Fund's net asset value.

      Limitation on Liability of Directors and Officers. The Fund's charter contains provisions which, subject to certain exceptions, limits the liability of the directors and officers of the Fund to the Fund or to its Shareholders for monetary damages for any breach of duty as a director or officer. This provision does not eliminate such liability to the extent that it is proved that the director or officer actually received an improper benefit or profit or to the extent that it is found that the act or omission of the director or officer resulted from deliberate dishonesty.

      Special Considerations Regarding Master-Feeder Structure. The Fund seeks to achieve investment objectives by investing all of its assets in the Master Fund, which has the same objectives as the Fund. The Master Fund, in turn, holds investment securities. Accordingly, the investment experience of the Fund will correspond directly with the investment experience of the Master Fund. For a description of the Master Fund's objectives, policies, restrictions, management and expenses beyond that provided herein, see the Prospectus and Statement of Additional Information of the Master Fund. There can be no assurance that the Fund or the Master Fund will achieve its investment objective.

      There are certain risks to the Fund related to the use of the "master-feeder" structure. Such risks include, but are not limited to, the following:

      o Large-scale redemptions by other investors of their interests in the Master Fund could have adverse effects, such as decreased investment diversity and decreased economies of scale, and could result in the shareholders of the Fund, as a remaining investor in the Master Fund, bearing proportionately more of the operating costs of the Master Fund and thus experiencing higher pro rata operating expenses and lower returns than would otherwise be the case.

      o The absence of substantial experience with the master-feeder structure could result in accounting or other difficulties.

      o Failure by investors of the Fund to approve a change in the investment objective and policies of the Fund parallel to a change that has been approved by the investors of the Master Fund would require the Fund to redeem all of its shares of the Master Fund; this could result in a distribution in kind to the Fund of the Master Fund's portfolio securities (rather than a cash distribution), causing the Fund to incur transaction costs and adversely affecting its liquidity.

      o In addition, if the Fund redeems all its shares of the Master Fund, the Board of Directors of the Fund may have to consider alternative arrangements for the Fund, including investing all of the Fund's assets in another investment company with the same investment objective as the Fund or engaging an investment adviser to manage the Fund's assets in accordance with investment objective and investment policies. No assurance exists that satisfactory alternative arrangements would be available.

      o Other shareholders in the Master Fund may have a greater ownership interest in the Master Fund than the Fund's interest and could thus have effective voting control over the operation of the Master Fund.

      The Fund may cease investing in the Master Fund only if the Board of Directors of the Fund determines that such action is in the best interests of the Fund and its investors. In that event, the Board of Directors would consider alternative arrangements, including investing all of the Fund's assets in another investment company with the same investment objective as the Fund or hiring an investment adviser to manage the Fund's assets in accordance with the investment policies described in the Fund's Prospectus and this Statement of Additional Information.

                                   THE ADVISER

Advisory Agreement

      The Adviser, ING Clarion Capital, LLC provides investment advisory services as the investment adviser of the Fund. As of January 31, 2006, the Adviser manages $2.6 billion in fixed income securities.

      Pursuant to an Investment Advisory Agreement between the Fund and the Adviser (the "Advisory Agreement"), the Adviser receives an annual advisory fee of 0.63% of the average net assets of the Fund. These fees, described in the Prospectus under "Investment Advisory Agreement" are accrued monthly and paid quarterly. In the event that the total annual operating expenses of the Fund exceed 0.80% of net asset value (including management fees), the Adviser has separately agreed to waive the portion of its fee such that the Fund's total annual operating expenses (including management fees) do not exceed 0.80% of the Fund's net asset value. Out-of-pocket due diligence and other expenses incurred by the Adviser in directly managing the Fund's investments (which may include, but will not be limited to, legal, appraisal, environmental and site visit expenses) will not be included as fund operating expenses for purposes of calculating a management fee waiver, if any. The same principles apply to any fees or discounts collected (or credited against the purchase price of an investment) by the Fund as part of its investment activities such that they will not be credited against Fund operating expenses for purposes of calculating a management fee waiver. For the fiscal years ended October 31, 2005, 2004, 2003 and 2002, the Fund paid advisory fees of $2,240,153, $2,204,133, $2,085,723, and
$1,452,597 respectively. During the fiscal year ended October 31, 2002 pursuant to fee cap arrangements between the Fund and the Adviser, the Adviser waived advisory fees due from the Fund in the amount of $71,295. No advisory fees due from the Fund were waived during the fiscal years ended October 31, 2005, 2004 and 2003.

      Pursuant to a separate investment advisory agreement, the Adviser provides advisory services as the investment advisor of the Master Fund. The Fund, however, is not subject to any management fees at the Master Fund level.

      The Advisory Agreement will continue in effect for a period of more than two years from the date of execution only so long as such continuance is specifically approved at least annually in conformity with the Investment Company Act. In determining whether to approve the continuance of the Advisory Agreement, the Fund's directors will use their reasonable business judgment to decide, among other things, whether the Agreement benefits the Shareholders and is reasonable under the circumstances, and whether the compensation paid by the Fund is reasonable and would have been negotiated at arms-length. Similar provisions apply to the Master Fund's investment advisory agreement.

      The Advisory Agreement provides that the Adviser will not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which the Advisory Agreement relates, except a loss resulting from willful misfeasance, bad faith, gross negligence or reckless disregard of duty. The Advisory Agreement provides that it will terminate automatically if assigned, within the meaning of the 1940 Act, and that it may be terminated without penalty by either party upon not more than 60 days' nor less than 30 days' written notice.

                          THE FUND'S PORTFOLIO MANAGERS

      Mr. Daniel Heflin and Mr. Stephen Baines are the portfolio managers of the Fund. The two share primary responsibility for the Fund's day-to-day management.

      As of January 31, 2006, Mr. Heflin and Mr. Baines are primarily responsible for the day-to-day management of two registered investment companies (including the Fund) with assets of approximately $686 million, five pooled investment vehicles with assets of approximately $715 million, and 6 accounts with assets of approximately $1.2 billion. As to these other accounts, the Adviser receives a performance-based fee with respect to $0 of the assets of the registered investment companies, $715 million of the assets of the other pooled investment vehicles, and $0 of the assets of the other accounts.

      Mr. Heflin's and Mr. Baines's current annual compensation is a combination of salary and discretionary bonus which is based on the financial performance of the Adviser for that year.

      As of January 31, 2006, Mr. Heflin holds Fund's shares valued at over $200,000 and Mr. Baines holds Fund shares valued at less than $10,000.

      As already noted, Mr. Heflin and Mr. Baines serve as portfolio managers to other clients that may utilize investment programs substantially similar to that of the Fund. In addition, the Adviser currently serves as investment adviser to other registered investment companies, unregistered investment companies and accounts (including accounts of affiliates), some of which provide for incentive compensation (such as performance fees). Consequently, the Adviser's investment management activities, including those directed by Mr. Heflin and Mr. Baines, may present conflicts between the interests of the Fund and those of the Adviser and potentially among the interests of various accounts managed by the Adviser, principally with respect to allocation of investment opportunities among similar strategies. Although the Adviser has adopted allocation procedures intended to provide for equitable treatment of all accounts, it is possible that unforeseen or unusual circumstances may arise requiring case-by-case treatment. The allocation procedures generally contemplate like treatment for like accounts, with exceptions for various special considerations, including an account's tax position, cash management requirements, concentration tolerance or minimum investment size policies.

                             DIRECTORS AND OFFICERS

      The Fund is governed by a Board of Directors responsible for setting broad policies to be implemented by the officers that they select. These officers manage the day-to-day operations of the Fund. The following is a list of the Directors, Advisory Directors and Officers of the Fund and information relating to their involvement with the Fund.

      Unless otherwise noted, the address of all Directors, Advisory Directors and Officers is c/o Clarion Value Fund, Inc., 230 Park Avenue, New York, NY 10169. The Fund Complex referred to in this section of the SAI consists of the Fund, the Clarion Value Fund Master, LLC, and the Clarion Total Return Fund. (ING Clarion Investors LLC is not a part of the Fund Complex because it is neither held out as a related company nor does it have a common investment adviser.)

                             Independent Directors*

--------------------------------------------------------------------------------------------------------------------------------
                                                                                   Number of
                                                                                 Portfolios in
                        Position(s)    Term of Office          Principal          Fund Complex
   Name, Address         Held with      and Length of     Occupation(s) During    Overseen by          Other Directorships
      and Age              Fund         Time Served          Past 5 Years           Director             Held by Director
--------------------------------------------------------------------------------------------------------------------------------
Stephen C. Asheroff     Director      Until death,       Retired in 1996 as            3         Clarion Value Fund Master, LLC;
                                      resignation or     Head of Specialized                     Clarion Total Return Fund;
(age 59)                              removal; since     Lending at NatWest                      ING Clarion Investors LLC
                                      December 1999      Bancorp
--------------------------------------------------------------------------------------------------------------------------------
Steven N. Fayne         Director      Until death,       Managing Director,            3         Clarion Value Fund Master, LLC;
                                      resignation or     GMAC Commercial                         Clarion Total Return Fund;
(age 54)                              removal; since     Mortgage; Formerly,                     ING Clarion Investors
                                      June 2002          Managing Director,                      LLC
                                                         ARCS Affordable
                                                         Housing
--------------------------------------------------------------------------------------------------------------------------------
I. Trevor Rozowsky      Director      Until death,       Executive Vice                3         Clarion Value Fund Master, LLC;
                                      resignation or     President, Lydian                       Clarion Total Return Fund;
(age 44)                              removal; since     Trust Company;                          ING Clarion Investors
                                      June 2002          President and Chief                     LLC
                                                         Executive Officer,
                                                         Lydian Private Bank;
                                                         Formerly, Senior Vice
                                                         President, Ocwen
                                                         Financial Corporation
--------------------------------------------------------------------------------------------------------------------------------

      o Not "interested persons" within the meaning of Section 2(a)(19) of the 1940 Act.

                              Interested Directors*

--------------------------------------------------------------------------------------------------------------------------------
                                                                                   Number of
                                                                                 Portfolios in
                        Position(s)    Term of Office          Principal          Fund Complex
   Name, Address         Held with     and Length of      Occupation(s) During    Overseen by          Other Directorships
      and Age              Fund         Time Served          Past 5 Years           Director             Held by Director
--------------------------------------------------------------------------------------------------------------------------------
Frank L. Sullivan,      Chairman of   Until death,       Managing Director,            2         Clarion Value Fund Master, LLC
Jr.**                   the Board     resignation        ING Clarion Partners,
(age 60)                              or removal;        LLC
                                      since July
                                      1997
--------------------------------------------------------------------------------------------------------------------------------
Daniel Heflin**         President,    Until death,       President, ING                3         Clarion Value Fund Master, LLC;
                        CEO and       resignation        Clarion Capital, LLC                    Clarion Total Return Fund
(age 42)                Director      or removal;
                                      since July
                                      1997
--------------------------------------------------------------------------------------------------------------------------------


      * "Interested persons" within the meaning of Section 2(a)(19) of the 1940 Act.

     ** Mr. Sullivan and Mr. Heflin are employees of the Adviser or an affiliate of the Adviser.



                               Advisory Directors


--------------------------------------------------------------------------------------------------------------------------------
                                                                                   Number of
                                                                                 Portfolios in
                        Position(s)    Term of Office          Principal          Fund Complex
   Name, Address         Held with     and Length of      Occupation(s) During    Overseen by          Other Directorships
      and Age              Fund         Time Served          Past 5 Years           Director             Held by Director
--------------------------------------------------------------------------------------------------------------------------------
S. Leland Dill          Advisory      Until death,      Advisory Board Member          3         Clarion Value Fund Master,
                        Director      resignation       Hedgeforum, Citicorp                     Inc.; Clarion Total Return
(age 75)                              or removal;       Hedge Fund Portfolios                    Fund; ING Clarion Investors
                                      since             (2005 to present);                       LLC; Phoenix Funds (50
                                      September 2005    retired in 1986 as                       portfolios) (1989 to present);
                                                        Partner-in-charge                        Scudder Investments (51
                                                        of Investment Services                   portfolios) (1986 to 2005);
                                                        Practice at KMPG, LLP                    Coutts (USA) International (50
                                                                                                 portfolios) (1992 to 2000);
                                                                                                 Coutts Trust Holdings (50
                                                                                                 portfolios) (1991 to 1999);
                                                                                                 Coutts Group (50 portfolios)
                                                                                                 (1994 to 1999)
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
James Webb              Advisory      Until death,      Independent consultant         3         Clarion Value Master Fund,
                        Director      resignation       to hedge funds; Founder                  Inc.; Clarion Total Return
(age 44)                              or removal;       principal of GlobeOp                     Fund; ING Clarion Investors
                                      since             Financial Services, LLC                  LLC; Rubicon Master Fund (4
                                      September                                                  feeder portfolios); Rubicon
                                      2005                                                       Quantitative Strategies Master
                                                                                                 Fund (2 feeder portfolios); GSA
                                                                                                 Capital International Master
                                                                                                 Fund, Ltd. (3 feeder
                                                                                                 portfolios); GSA Capital Macro
                                                                                                 Master Fund Ltd. (2 feeder
                                                                                                 portfolios); GSA Capital GMN
                                                                                                 Master Fund Limited (3 feeder
                                                                                                 portfolios)
--------------------------------------------------------------------------------------------------------------------------------

                                    Officers

------------------------------------------------------------------------------------------------
                        Position(s)    Term of Office
   Name, Address         Held with     and Length of      Principal Occupation(s) During Past 5
      and Age              Fund         Time Served                       Years
------------------------------------------------------------------------------------------------
Daniel Heflin           President,     Until death,       President and CEO, ING Clarion
                        CEO and        resignation or     Capital, LLC
(age 42)                Director       removal; since
                                       July 1997
------------------------------------------------------------------------------------------------
Stephen Baines          Vice           Until death,       Chief Investment Officer, ING Clarion
                        President      resignation or     Capital, LLC; Formerly, Founding
(age 44)                               removal; since     Partner: James Howard, LP
                                       November 2003
------------------------------------------------------------------------------------------------
Joanne M. Vitale        Vice           Until death,       Director, ING Clarion Partners, LLC;
                        President      resignation or     Formerly, Senior Vice President, ING
(age 49)                               removal; since     Clarion Partners, LLC; Vice President,
                                       July 1997          ING Clarion Partners, LLC
------------------------------------------------------------------------------------------------
Jerry Chang             Chief          Until death,       Chief Compliance Officer and Chief
                        Compliance     resignation or     Financial Officer, ING Clarion
(age 39)                Officer        removal; since     Capital, LLC; Formerly, Vice
                                       May 2005           President, Strategic Value Partners,
                                                          LLC; Controller, Goldman Sachs and
                                                          Co., Investment Management Division
------------------------------------------------------------------------------------------------

      The following table sets forth information regarding compensation of Directors and Advisory Directors by the Fund for the fiscal year ended October 31, 2005. Officers of the Fund and Interested Directors do not receive any compensation from the Fund

------------------------------------------------------------------------------------------------------------------------
                                                          Pension or Retirement                       Total Compensation
                                           Aggregate       Benefits Accrued As     Estimated Annual   From Fund and Fund
      Name of Person,                     Compensation        Part of Fund           Benefits Upon      Complex Paid to
         Position                          From Fund            Expenses              Retirement          Directors
------------------------------------------------------------------------------------------------------------------------
Frank L. Sullivan, Jr.,*                     $    0                $0                     $0                $     0
Chairman of the Board
------------------------------------------------------------------------------------------------------------------------
Daniel Heflin*,                              $    0                $0                     $0                $     0
President, CEO and Director
------------------------------------------------------------------------------------------------------------------------
Stephen C. Asheroff,                         $5,000                $0                     $0                $10,000
Director
------------------------------------------------------------------------------------------------------------------------
S. Leland Dill,                              $1,250                $0                     $0                $2,500
Advisory Director
------------------------------------------------------------------------------------------------------------------------
Steven N. Fayne,                             $5,000                $0                     $0                $10,000
Director
------------------------------------------------------------------------------------------------------------------------
I. Trevor Rozowsky,                          $5,000                $0                     $0                $10,000
Director
------------------------------------------------------------------------------------------------------------------------
James Webb, Advisory                         $2,167                $0                     $0                $4,334
Director
------------------------------------------------------------------------------------------------------------------------

* Interested Director

      The following table sets forth information as of December 31, 2005 regarding ownership by the Directors and Advisory Directors of the Fund of equity securities of the Fund. Dollar ranges of ownership are indicated as follows: A = None; B = $1 to $10,000; C = $10,001 to $50,000; D = $50,001 to
$100,000; E = over $100,000.

                              Independent Directors

------------------------------------------------------------------------------------------------------
          (1)                             (2)                                    (3)
------------------------------------------------------------------------------------------------------
                                                                  Aggregate Dollar Range of Equity
                           Dollar Range of Equity Securities   Securities in All Funds in Fund Complex
    Name of Director                  in the Fund                      Overseen by Director
------------------------------------------------------------------------------------------------------
Stephen C. Asheroff                        A                                      A
------------------------------------------------------------------------------------------------------
S. Leland Dill                             A                                      A
------------------------------------------------------------------------------------------------------
Steven N. Fayne                            A                                      A
------------------------------------------------------------------------------------------------------
I. Trevor Rozowsky                         A                                      A
------------------------------------------------------------------------------------------------------
James Webb                                 A                                      A
------------------------------------------------------------------------------------------------------

                              Interested Directors

------------------------------------------------------------------------------------------------------
          (1)                             (2)                                    (3)
------------------------------------------------------------------------------------------------------
                                                                  Aggregate Dollar Range of Equity
                                                               Securities in All Funds in Fund Complex
                           Dollar Range of Equity Securities     Overseen by Director in Family of
    Name of Director                  in the Fund                       Investment Companies
------------------------------------------------------------------------------------------------------
Frank L. Sullivan, Jr.                     E                                      E
------------------------------------------------------------------------------------------------------
Daniel Heflin                              E                                      E
------------------------------------------------------------------------------------------------------

      Mr. Asheroff and Mr. Fayne have served as directors to Clarion Commercial Holdings, Inc., a Maryland corporation that is advised by the Adviser. In addition, each of the Independent Directors serves as a director or advisory director of the Master Fund, Clarion Total Return Fund (also advised by the Adviser) and ING Clarion Investors LLC (internally managed; no investment adviser). Except as otherwise disclosed herein, none of the Independent Directors or Advisory Directors has held any other position with (i) the Fund,
(ii) an investment company advised by, controlled by or under common control with the Adviser, (iii) the Adviser or other affiliate of the Fund, or (iv) any person controlling, controlled by or under common control with the Adviser. None of the Independent Directors owns, beneficially or of record, securities issued by (i) the Adviser or (ii) any person (other than a registered investment company) directly or indirectly controlling, controlled by or under common control with the Adviser. None of the Independent Directors or Advisory Directors (or the immediate family of any of them) own securities of the Adviser (or of any of its affiliates).

      There were four meetings of the Board of Directors held during the fiscal year ended October 31, 2005. For the fiscal year ended October 31, 2005, each current Director attended at least seventy-five percent of the aggregate number of meetings of the Board and of any committee on which he or she served.

      The Board of Directors has a single standing committee devoted to review of the Fund's audit functions and its independent accountants. This Audit Committee reviews the contract between the Fund and its independent accountants, recommends the continuation or termination of the contract with the independent accountants, oversees the Fund's accounting and financial reporting policies, procedures and internal controls and generally acts as a liaison with the independent accountants. The Audit Committee consists of three Independent Directors, Messrs. Asheroff, Fayne and Rozowsky and two Advisory Directors, Messrs. Dill and Webb. The Audit Committee held two meetings during the fiscal year ended October 31, 2005.

      At a meeting on November 30, 2005, the Board of Directors, including a majority of the Independent Directors, approved the continuation of the Investment Advisory Agreement between the Fund and the Adviser for a one-year period.

      As of October 31, 2005, the Directors, Advisory Directors and officers of the Fund, as a group, beneficially owned less than 1% of the outstanding common stock of the Fund.

      Directors of the Fund who are not affiliated persons of the Fund will be compensated by the Fund by payment of an annual retainer of $3,000 each, and in addition the Fund will pay an attendance fee of $500 per meeting, plus any out of pocket expenses related to attending the meeting. The Fund also pays certain out-out-pocket expenses of these Directors and Advisory Directors, including travel expenses related to attendance at Directors' meetings.

      Directors, Advisory Directors and employees of the Fund and the Adviser are permitted to engage in personal securities transactions subject to the restrictions and procedures contained in the Codes of Ethics of the Fund and the Adviser (each of which is approved by the Board of Directors of the Fund). In general, the Codes of Ethics preclude these individuals from trading for their personal accounts in the same securities as are being traded for the Fund.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth information with respect to each person that owns 5% or more of the outstanding Shares as of January 31, 2006:

                  Name and Address                                    Ownership
IAM National Pension Fund                                              30.49%
1300 Connecticut Avenue NW
Suite 300
Washington, DC 20036

Qwest Pension Trust                                                    19.81%
c/o Boston Safe Deposit & Trust Co.
135 Santilli Highway
Everett, MA 02149

The William and Flora Hewlett Foundation                               11.33%
2121 Sand Hill Road
Menlo Park, CA 94025

New York State Teachers Retirement System                              10.24%
10 Corporate Woods Drive
Albany, NY 12211

Regents of The University of Minnesota - TIP Account                    8.33%
2221 University Avenue
Minneapolis, MN 55414

Qwest Occupational Health Trust                                         6.07%
c/o Boston Safe Deposit & Trust Co.
135 Santilli Highway
Everett, MA 02149

Ohio Public Employees Retirement System                                 5.34%
277 East Town Street
Columbus, OH 43215

                              EXPENSES OF THE FUND

      The Fund will pay all of its expenses, including fees of the directors not affiliated with the Adviser and Board meeting expenses; fees of the Adviser and the Administrator; out of pocket due diligence (which may include, but will not be limited to legal, appraisal, environmental, or site visit expenses and which may be performed by the Adviser, its affiliates, or qualified third parties) and other expenses incurred by the Adviser in directly managing the Fund's investments; interest charges; taxes; organization expenses; charges and expenses of the Fund's legal counsel, independent accountants and real estate consultants, and of the transfer agent, registrar and dividend disbursing agent of the Fund; expenses of repurchasing shares; expenses of printing and mailing share certificates, shareholder reports, notices, proxy statements and reports to governmental offices; brokerage and other expenses connected with the execution, recording and settlement of portfolio security transactions; expenses connected with negotiating, effecting purchase or sale, or registering privately issued securities; custodial fees and expenses for all services to the Fund, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating and publishing the net asset value of the Fund's shares; expenses of membership in investment company associations and publications; expenses of fidelity bonding and other insurance expenses including insurance premiums; expenses of stockholders' meetings; and registration fees. The Adviser will not utilize any affiliate in connection with the foregoing services unless such affiliate provides such services for remuneration at or below the then current market rates for such services. Any out-of-pocket due diligence and other expenses incurred by the Adviser in directly managing the Fund's investments (which may include, but will not be limited to, legal, appraisal, environmental and site visit expenses) will not be included as Fund operating expenses for purposes of calculating a management fee waiver. The same principles will apply to any fees or discounts collected (or credited against the purchase price of an investment) by the Fund as part of its investment activities such that they will not be credited against Fund operating expenses for purposes of calculating a management fee waiver. These expenses will be included as part of the investment bases to the extent consistent with generally accepted accounting principles.

                      PORTFOLIO TRANSACTIONS AND BROKERAGE

      The Adviser is responsible for decisions to buy and sell securities for the Master Fund (and therefore indirectly, the Fund), the selection of brokers and dealers to effect the transactions and the negotiation of prices and any brokerage commissions. The securities in which the Master Fund invests are traded principally in the over-the-counter market. In the over-the-counter market, securities are generally traded on a "net" basis with dealers acting as principal for their own accounts without a stated commission, although the price of the security usually includes a mark-up to the dealer. Securities purchased in underwritten offerings generally include, in the price, a fixed amount of compensation for the manager(s), underwriter(s) and dealer(s). The Master Fund may also purchase certain securities directly from an issuer, in which case no commissions or discounts are paid. Purchases and sales of bonds on a stock exchange are effected through brokers who charge a commission for their services.

      The Adviser is responsible for effecting securities transactions of the Master Fund and will do so in a manner deemed fair and reasonable and not according to any formula. The Adviser's primary considerations in selecting the manner of executing securities transactions for the Master Fund will be prompt execution of orders, the size and breadth of the market for the security, the reliability, integrity and financial condition and execution capability of the firm, the size of and difficulty in executing the order, and the best net price. There are many instances when, in the judgment of the Adviser, more than one firm can offer comparable execution services. In selecting among such firms, consideration is given to those firms that supply research and other services in addition to execution services. However, it is not the policy of the Adviser, absent special circumstances, to pay higher commissions to a firm because it has supplied such services.

      The Adviser is able to fulfill its obligations to furnish a continuous investment program to the Master Fund without receiving such information from brokers; however, it considers access to such information to be an important element of financial management. Although such information is considered useful, its value is not determinable, as it must be reviewed and assimilated by the Adviser, and does not reduce the Adviser's normal research activities in rendering investment advice under the Advisory Agreement. It is possible that the Adviser's expenses could be materially increased if it attempted to purchase this type of information or generate it through its own staff.

      One or more of the other investment companies or accounts that the Adviser manages may own from time to time the same investments as the Master Fund. Investment decisions for the Master Fund are made independently from those of such other investment companies or accounts; however, from time to time, the same investment decision may be made for more than one company or account. When two or more companies or accounts seek to purchase or sell the same securities, the securities actually purchased or sold will be allocated among the companies and accounts on a good faith equitable basis by the Adviser in its discretion in accordance with the accounts' various investment objectives. In some cases, this system may adversely affect the price or size of the position obtainable for the Master Fund. In other cases, however, the ability of the Master Fund to participate in volume transactions may produce better execution. It is the opinion of the Fund's Board of Directors that this advantage, when combined with the other benefits available due to the Adviser's organization, outweighs any disadvantages that may be said to exist from exposure to simultaneous transactions.

      Although the Advisory Agreement contains no restrictions on portfolio turnover, it is not the Master Fund's policy to engage in transactions with the objective of seeking profits from short-term trading. It is expected that the annual portfolio turnover rate of the Fund will not exceed 400%, excluding securities having a maturity of one year or less. Because it is difficult to predict accurately portfolio turnover rates, actual turnover may be higher or lower. The Adviser will monitor the Fund's tax status under the Code. Higher portfolio turnover may result in increased Fund expenses, including dealer mark-ups and other transaction costs on the sale of securities and on the reinvestment in other securities.

                                 NET ASSET VALUE

      The net asset value of shares will be computed based upon the value of the Fund's assets (and therefore indirectly upon the value of the assets in the Master Fund). Net asset value per share will be determined as of 4:00 p.m. (New York City time) on any weekday that the New York Stock Exchange is open for trading, other than a day during which no such security was tendered for redemption and no order to purchase or sell such security was received. The net asset value will also be calculated at the end of each month. The Fund calculates net asset value per share by subtracting the Fund's liabilities (including accrued expenses and dividends payable) from the Fund's total assets (the value of the securities the Fund holds plus cash or other assets, including interest accrued but not yet received) and dividing the result by the total number of shares outstanding.

      The Fund values its assets using methodologies approved by the Fund's Board of Directors on the basis of valuations provided by dealers and other market participants or by a pricing service, which uses information with respect to transactions in such securities, quotations from dealers, market transactions in comparable securities, and various relationships between securities and yield to maturity in determining value. Debt securities having a remaining maturity of sixty days or less when purchased and debt securities originally purchased with maturities in excess of sixty days but which currently have maturities of sixty days or less are valued at cost adjusted for amortization of premiums and accretion of discounts. Any securities or other assets for which current market quotations are not readily available, or where multiple, varying quotations are given, are valued by the Adviser at their fair value as determined in good faith under procedures established by the Fund's Board of Directors. (Similar valuation polices and procedures apply to the Master Fund.)

                             AVERAGE CREDIT QUALITY

      There are limited restrictions on the credit quality of the Master Fund's investments. The weighted average credit quality of the Master Fund will be BB-
(Ba3) or better at all times based on ratings from the nationally recognized credit rating agencies, subject to the following: (i) securities rated below B-or unrated may not exceed 20% of the Master Fund's total asset value; and (ii) all split rated securities will be accounted for at the lower rating. If the Master Fund's asset composition in any of the foregoing categories subsequently exceeds 110% of the related percentage limitation for any reason, the Fund will take such action as may be necessary so that within sixty days after the occurrence of such excess, the relevant percentage limitation is again satisfied.

      In order to calculate the average credit quality of the Master Fund's assets, the Master Fund will assign sequential numbers (ranging from 17 to 2) to each of the 16 Fitch/S&P/Moody's rating categories from AAA/AAA/Aaa to B-/B-/B3. For purposes of this calculation, all securities which are guaranteed by a U.S. Government-sponsored entity are considered AAA/AAA/Aaa. All securities rated less than B-/B-/B3 or unrated, except for securities rated D, shall have the same rating number of 1. Securities rated D will have a rating number of 0. The lowest such numeric rating for each asset will be multiplied by the value of such asset. The sum of such products for each of the Master Fund's assets will then be divided by the Master Fund's net asset value and converted back to achieve the equivalent Fitch/S&P/Moody's rating symbols. To the extent that the Master Fund invests in securities in a transaction that does not include the issuance of rated securities, the Adviser will determine the comparable credit quality of, and assign the appropriate credit rating to, such securities.

                        DISCLOSURE OF PORTFOLIO HOLDINGS

      The Fund's portfolio holdings are made public, as required by law, in the Fund's annual and semi-annual reports. These reports are filed with the SEC and mailed to shareholders approximately 60 days after the last day of the relevant period. (In addition, these reports are available upon request as described on the back cover of the Fund's Prospectus.) Also as required by law, the Fund's portfolio holdings are reported to the SEC approximately 60 days after the last day of the Fund's relevant first or third fiscal quarterly period.

      When authorized by appropriate executive officers of the Fund, portfolio holdings information may be given more frequently than as just described to third-party Fund service providers and certain affiliated persons of the Fund. As of the date of this Statement of Additional Information, in addition to the Adviser, these persons are limited to the Fund's custodian (full portfolio, monthly, no lag), the Fund's independent registered public accounting firm (full portfolio, semi-annually, no lag), and R.S. Rosenbaum & Co., in connection with financial printing (full portfolio quarterly, approximately 30 day lag). In addition, the Fund may disclose one or more individual holdings to pricing or valuation services (or to broker-dealers acting as market makers) for assistance in considering the valuation of the relevant holdings. In such cases, the information provided is subject to limitations on use intended to prohibit the recipient from trading on or inappropriately further disseminating it. As part of the Fund's internal policies and procedures, conflicts between the interests of the investors and those parties receiving portfolio information will be considered. In addition to the Fund's policies and procedures in this area, a number of Fund service providers maintain their own written procedures limiting use and further transmission of portfolio holdings information disclosed to them. Neither the Fund nor the Adviser (nor its affiliates) receives any compensation in connection with disclosure of information to these parties, and all such arrangements are pursuant to policies approved by the Board of Directors, which has determined that they are appropriate and in the interests of Fund shareholders. These Fund policies and procedures will be considered by the Directors on an annual basis, in connection with the Fund's compliance program under Rule 38a-1 under the Investment Company Act; related issues will be brought to the attention of the Directors on an as appropriate basis.

      Additionally, the Adviser or its personnel from time to time may comment to Fund shareholders, prospective investors or shareholder or investor fiduciaries or agents (orally or in writing) on one or more of the Fund's portfolio securities or may state that the Fund recently purchased or sold one or more securities. This commentary also may include such statistical information as sector or capitalization exposure, credit quality information, specialized financial characteristics (alpha, beta, maturity, sharpe ratio, standard deviation, default rate, etc.), price comparisons to various measures, portfolio turnover and the like. No comments may be made, however, if likely to permit, in the sole judgment of the Adviser, inappropriate trading of Fund shares or of Fund portfolio securities.

                              REDEMPTION OF SHARES

      Any shareholder may request the redemption of shares by sending a written request to the Fund at the offices of the Adviser. Redemption requests must be endorsed by the account holder with signatures guaranteed by a commercial bank, trust company, savings and loan association, U.S. federal savings bank, member firm of a national securities exchange or other eligible financial institution. The redemption request must be signed exactly as the account is registered including any special capacity of the registered owner. Additional documentation may be requested, and a signature guarantee is normally required, from institutional and fiduciary account holders, such as corporations, custodians, executors, administrators, trustees or guardians.

      Due to the illiquid nature of the Fund's and the Master Fund's portfolio investments, the Fund may choose to satisfy redemption requests pursuant to the Fund's "redemption-in-kind" policy as described below. In order to avoid receiving redemption proceeds in securities, a shareholder may notify the Adviser in advance of the shareholder's intent to submit a redemption request. This request may allow securities (held at the Master Fund level) to be sold in advance of the redemption request so that redemption proceeds can be paid in cash rather than "in-kind". Shareholders are encouraged to contact the Adviser regarding redemptions as early as possible. Regardless of such notice, there is no guarantee that the Master Fund will have the ability to sell securities in advance in order for the Fund to pay redemptions in cash.

      The Fund and the Master Fund have adopted a policy under Rule 18f-1 under the 1940 Act. Any shareholder requesting that the Fund or the Master Fund redeem shares with an aggregate value in excess of the lesser of $250,000 or 1% of the net asset value of the Fund or the Master Fund during any 90 day period will be required to provide details of valid custodial arrangements in the U.S., in addition to other important information, in order for the redemption request to be deemed in good order. Failure to provide required information will result in the rejection of the redemption request as being invalid.

      The redemption price for shares will be the net asset value per share of the Fund next determined following receipt by the Fund of a properly executed request with any required documents as described above. Except with respect to redemptions effected in-kind pursuant to the Fund's redemption policy, payment for shares redeemed will be made in cash as promptly as practicable but in no event later than seven days after receipt of a properly executed request accompanied by any outstanding share certificates in proper form for transfer. When the Fund is asked to redeem shares for which it may not have yet received good payment it may delay transmittal of redemption proceeds until it has determined that collected funds have been received for the purchase of such shares, which will be up to 10 days from receipt by the Fund of the purchase amount. In the case of the redemption or exchange of any shares held less than six months, a fee of 1.0% of the current net asset value of the shares will be assessed and retained by the Fund for the benefit of the remaining shareholders.

      Shareholders who receive Master Fund portfolio securities in redemption of Fund shares will be required to make arrangements for the transfer of custody of such securities to their account and must communicate relevant custody information to the Fund prior to the effectiveness of a redemption request. Redemption requests subject to the Fund's redemption in-kind policy will not be considered in good order and effected until such information is provided. As discussed below, a redeeming shareholder will bear all costs associated with the in-kind distribution of portfolio securities. Shareholders receiving securities in-kind may, when selling them, receive less than the redemption value of such securities and would also incur certain transaction costs. Any securities distributed in-kind would be valued in accordance with the Fund's policies and values used to determine net asset value for the Fund's portfolio as a whole (such that, among other things, the value of any "odd lot" securities distributed in-kind will not be discounted to reflect their division from the remainder of their "lot" held by the portfolio as a whole). The redeeming shareholder will bear the risk of fluctuation in value of the in-kind redemption proceeds after the trade date for the redemption. Such a redemption would not be as liquid as a redemption entirely in cash.

      Redeeming shareholders will bear any costs of delivery and transfer of the portfolio securities received in an in-kind redemption (generally, certain transfer taxes and custodial expenses), and such costs will be deducted from their redemption proceeds. Redeeming shareholders will also bear the costs of re-registering the securities, as the securities delivered may be registered in the Master Fund's name or the nominee names of the Master Fund's custodian. The actual per share expenses for redeeming shareholders of effecting an in-kind redemption and of any subsequent liquidation by the shareholder of the portfolio securities received will depend on a number of factors, including the number of shares redeemed, the Master Fund's portfolio composition at the time and market conditions prevailing during the liquidation process. These expenses are in addition to any applicable redemption fee, as described above.

                             DISTRIBUTIONS AND TAXES

      Various factors will affect the level of the Fund's income, including the asset mix, and the Fund's use of hedging. Shareholders will have all dividends and distributions reinvested in Shares of the Fund purchased pursuant to the Automatic Dividend Reinvestment Plan. Shareholders who elect to not participate in such Plan will receive their dividends and distributions in cash unless the Board of Directors elects to pay such distribution in shares of the Fund's Common Stock. See "Automatic Reinvestment Plan". Quarterly notices will be provided in accordance with Section 19(a) of the 1940 Act.

      The following summary reflects the existing provisions of the Code and other relevant U.S. federal income tax authorities as of the date of this Prospectus. The U.S. federal income tax consequences described below are merely statements of general tax principles. The discussion does not deal with the U.S. federal income tax consequences applicable to all categories of investors, some of whom may be subject to special rules. A shareholder in the Fund should consult his or her own tax adviser concerning these matters.

U.S. Federal Tax Treatment of the Fund

      The Fund intends to qualify annually to be taxed as a regulated investment company ("RIC") under subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). To so qualify, the Fund must, among other things: (a) derive at least 90% of its annual gross income from dividends, interest, payments with respect to certain securities, loans and gains from the sale or other disposition of stock or securities, non-U.S. currencies or other income (including gains from options, futures or forward contracts) derived with respect to its business of investing in such stock, securities or currencies; and (b) diversify its holdings so that, at the end of each fiscal quarter of the Fund, (i) at least 50% of the market value of the Fund's total assets is represented by cash, cash items, U.S. Government securities, securities of other RICs and other securities with such other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of the Fund's total assets, and not greater than 10% of the outstanding voting securities of such issuer; and (ii) not more than 25% of the market value of the Fund's total assets are invested in the securities of any one issuer (other than U.S. Government securities or securities of other RICs) or two or more issuers that are controlled by the Fund and that are determined, pursuant to Department of Treasury regulations, to be in the same, similar or related trades or businesses.

      The Fund seeks to achieve its investment objective by investing substantially all of its assets in the Master Fund which is treated as a partnership for U.S. federal income tax purposes. Accordingly, references below to the tax consequences of the Fund's investments, activities, income, gain and loss include those attributable to the Fund as a result of it being an investor in the Master Fund.

      As a RIC, the Fund will not be subject to U.S. federal income tax on the part of its net investment income and net realized capital gains, if any, that it distributes to its shareholders, provided the Fund distributes at least 90% of its "investment company taxable income" (as that term is defined in the Code determined without regard to the deduction for dividends paid) for its taxable year to Fund shareholders. The Fund intends to distribute all or substantially all of its net investment income and net realized capital gains. If in any year the Fund should fail to qualify under Subchapter M for tax treatment as a RIC, the Fund would incur a regular U.S. federal corporate income tax upon its taxable income for that year and distributions to its shareholders would not be deductible by the Fund in computing its taxable income. Furthermore, distributions in such case would be taxable to such shareholders as dividend income to the extent of earnings and profits of the Fund.

      The Fund will be subject to a non-deductible 4% excise tax to the extent that the Fund does not distribute by the end of each calendar year an amount equal to the sum of (a) 98% of the Fund's ordinary income for such calendar year; (b) 98% of the capital gain net income for the one-year period ending on October 31 of each year; and (c) the undistributed income and gains, if any, from the preceding year.

U.S. Federal Tax Treatment of Shareholders

      Distributions. Dividends from net investment income and net realized short-term capital gain will be taxable to shareholders as ordinary income, whether received in cash or reinvested in additional Fund shares. No portion of the Fund's distributions will be eligible for the corporate dividends-received deduction. In addition, dividends from net investment income will not be eligible for long-term capital gain tax rates applicable to certain dividends paid to non-corporate shareholders.

      Distributions of net realized long-term capital gains that the Fund designates as "capital gain dividends" in a notice to its shareholders, if any, will be taxable to shareholders as long-term capital gain, whether received in cash or reinvested in additional shares, regardless of the length of time the shareholder has owned Fund shares. The Fund does not seek to realize any particular amount of capital gains during a year; rather, realized gains are a by-product of fund management activities. Consequently, capital gains distributions may be expected to vary considerably from year to year.

      Although dividends generally will be treated as distributed when paid, dividends declared by the Fund in October, November and December and payable to shareholders of record on a specified date in one of such months and paid during the following January will be treated as having been distributed by the Fund (and received by the shareholders) on December 31st of the year in which such dividends were declared. Shareholders will be notified not later than 60 days after the close of each calendar year as to the U.S. federal tax status of dividends and distributions from the Fund.

      Sale of Shares. A shareholder may realize a taxable gain or loss on the sale of shares in the Fund depending on the shareholder's basis in the shares for U.S. federal income tax purposes. If the shares are capital assets in the shareholder's hands the gain or loss will be treated as a capital gain or loss and will be long-term or short-term, depending on the shareholder's holding period for the shares. As a general rule, a shareholder's gain or loss will be a long-term capital gain or loss if the shares have been held for more than one year and a short-term capital gain or loss if the shares have been held one year or less. Any loss incurred on sale or exchange of the Fund's shares, held for six months or less, will be treated as a long-term capital loss to the extent of any distributions or deemed distributions of long-term capital gains received by the shareholder with respect to such shares. Any loss realized on a sale or exchange will also be disallowed to the extent the shares disposed of are replaced, including a replacement pursuant to the Fund's Automatic Dividend Reinvestment Plan, within a period of 61 days beginning 30 days before and ending 30 days after the disposition of the shares. In such case, the basis of the shares acquired will be increased to reflect the disallowed loss.

      Non-U.S. Shareholders. Dividends paid or reinvested by the Fund from net investment income and net realized short-term capital gains to a shareholder who, as to the United States, is a nonresident alien individual or a non-U.S. entity (a "non-U.S. shareholder") will be subject to U.S. withholding tax at a rate of 30% unless a reduced rate of withholding is provided under an applicable tax treaty. However, for taxable years beginning after December 31, 2004 and before January 1, 2008, certain "interest-related dividends" and "short-tem capital gain dividends" paid by a fund to a foreign shareholder and designated as such would be eligible for an exemption from the 30% U.S. withholding tax. Interest-related dividends generally are dividends derived from certain interest income earned by a fund that would not be subject to such tax if earned by a foreign shareholder directly. Short-term capital gain dividends generally are dividends derived from the excess of a fund's net short-term capital gains over net long-term capital losses. The Fund does not intend to make such designations. Non-U.S. shareholders are urged to consult their own tax advisers concerning the applicability of the U.S. withholding tax and any non-U.S. taxes.

      Back-up Withholding. Under certain provisions of the Code, some shareholders currently may be subject to a 28% "backup withholding" on reportable dividends, capital gains distributions and redemption payments. Generally, shareholders subject to back-up withholding will be a U.S. shareholders for whom a taxpayer identification number is not on file with the Fund or who, to the Fund's knowledge, have furnished an incorrect number. When establishing an account, an investor must certify under penalty of perjury that such number is correct and that he or she is not otherwise subject to back-up withholding. An individual's taxpayer identification number is his or her Social Security number.

      Back-up withholding is not an additional tax and generally may be credited against a taxpayer's U.S. federal income tax or claimed as a refund provided the shareholder timely provides the necessary information to the Internal Revenue Service.

      Other Taxation. Dividends and capital gains distributions may also be subject to state, local and non-U.S. taxes.

      The foregoing is a general and abbreviated summary of the applicable provisions of the Code and Treasury Regulations presently in effect. These provisions are subject to differing interpretations and to change by legislative or administrative action, and any such changes may be effective either prospectively or retroactively. Shareholders are advised to consult with their own tax advisers for more detailed information concerning U.S. federal, state, local and non-U.S. income tax matters.

                      TAX TREATMENT OF CERTAIN TRANSACTIONS

      Hedging Transactions. The Master Fund may engage in various hedging transactions. Under various provisions of the Code, such transactions may change the character of recognized gains and losses, accelerate the recognition of certain gains, and/or defer the recognition of certain losses. The amount of the Fund's income that must be distributed each year to avoid corporate income tax and excise tax, and the amount and timing of the recognition by the shareholders of ordinary income and long-term capital gain, may be affected by these provisions.

      Discount Obligations. The Master Fund may make investments that produce income that is not matched by a corresponding cash distribution, such as investments in obligations having original issue discount (i.e., an amount equal to the excess of the stated redemption price of the security at maturity over its issue price), or market discount (i.e., an amount equal to the excess of the stated redemption price of the security at maturity over its basis immediately after it was acquired) if an election is made to accrue market discount on a current basis. In addition, income may continue to accrue for U.S. federal income tax purposes with respect to a non-performing investment. Any of the foregoing income would be treated as income and therefore would be subject to the distribution requirements of the Code. Because such income may not be matched by a corresponding cash distribution, the Fund or the Master Fund may be required to dispose of assets or to borrow to be able to make distributions to investors.

      Options. Certain listed options are considered "section 1256 contracts" for U.S. federal income tax purposes. Section 1256 contracts held by the Fund or the Master Fund at the end of each taxable year will be "marked to market" and treated for U.S. federal income tax purposes as though sold for fair market value on the last business day of such taxable year. Gain or loss realized on section 1256 contracts generally will be considered 60% long-term and 40% short-term capital gain or loss.

      With respect to equity options, over-the-counter options or options traded on certain non-U.S. exchanges, gain or loss realized upon the lapse or sale of such options will be either long-term or short-term capital gain or loss depending upon the holding period with respect to such option. However, gain or loss realized upon the lapse or closing out of such options that are written by the Fund or the Master Fund will be treated as short-term capital gain or loss. In general, if the Fund or the Master Fund exercises an option, or an option that the Fund or Master Fund has written is exercised, gain or loss on the option will not be separately recognized but the premium received or paid will be included in the calculation of gain or loss upon disposition of the property underlying the option.

      Other Securities. Interest income from non-U.S. securities may be subject to withholding taxes imposed by the country in which the issuer is located and the Fund will not be able to pass through to its stockholders non-U.S. tax credits or deductions with respect to these taxes.

      The Fund's taxable income will in most cases be determined on the basis of reports made to the Fund by the issuers of the securities in which the Master Fund invests. The tax treatment of certain securities in which the Master Fund may invest is not free from doubt and it is possible that an IRS examination of the issuers of such securities or of the Fund or the Master Fund could result in adjustments to the income of the Fund.

      The foregoing discussion is a summary of certain of the current U.S. federal income tax laws relating to the Fund and investors in the Shares, and does not deal with all of the U.S. federal income tax consequences applicable to the Fund, or to all categories of investors, some of which may be subject to special rules. Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local, non-U.S. and other tax consequences to them of investments in the Fund, including the effects of any changes, including proposed changes, in the tax law.

                   ADMINISTRATOR, CUSTODIAN AND TRANSFER AGENT

      The Bank of New York currently serves as the Fund's Administrator pursuant to a Fund Administration and Accounting Agreement. The Bank of New York also serves as the Fund's Custodian pursuant to a Custody Agreement. Unified Fund Services, Inc. currently serves as the Fund's transfer agent pursuant to a Mutual Fund Services Agreement.

         INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND LEGAL COUNSEL

Ernst & Young LLP is the Fund's independent registered public accounting firm and in that capacity audits and reports on the Fund's annual financial statements, which appear in the Fund's annual reports. The principal business of Ernst & Young LLP is located at 5 Times Square, New York, NY, 10036. Shearman & Sterling LLP, New York serves as legal counsel to the Fund and the Adviser.

                              FINANCIAL STATEMENTS

The financial statements of the Fund are incorporated herein by reference and appear in the annual report of the Fund and the report thereon by the Fund's Independent Registered Public Accounting Firm for the fiscal year ended October 31, 2005, filed on January 9, 2006 on Form N-CSR.

                            CLARION VALUE FUND, INC.
                                     PART C
                                OTHER INFORMATION

ITEM 23.    Exhibits

            A.    (a) Amended and Restated Articles of Incorporation of the
                      Registrant (*)

                  (b) Articles Supplementary

            B.        By-laws of the Registrant (*)

            D. Investment Advisory Agreement between the Registrant and ING Clarion Capital, LLC

            G. Custody Agreement between the Registrant and THE BANK OF NEW YORK (*)

            H.    (a) Transfer Agency Agreement between the Registrant and
                      UNIFIED FUND SERVICES, INC. (*)

                  (b) Fund Administration and Accounting Agreement between the
                      Registrant and THE BANK OF NEW YORK (*)

            J.        Consent of Independent Registered Public Accounting Firm

            P.        Code of Ethics of the Fund and the Adviser(*)

            (*)PREVIOUSLY FILED AND INCORPORATED HEREIN BY REFERENCE

ITEM 24.    Persons Controlled by or under Common Control with Registrant

      No persons are controlled by or under common control with the Registrant.

ITEM 25.    Indemnification

      The Registrant shall indemnify directors, officers, employees and agents of the Registrant against judgments, fines, penalties, settlements and expenses to the fullest extent authorized, and in the manner permitted, by applicable U.S. federal and state law.

ITEM 26.    Business and Other Connections of Investment Adviser

      ING Clarion Capital, LLC (the "Adviser"), the adviser to the Fund and the Master Fund, has a substantial amount of assets under management in the form of individual and fund accounts. The business and other connections of the Adviser's directors and officers are as follows:

Name                     Position with the Adviser       Business and other Connections
----------------------   -----------------------------   -------------------------------------------
Frank L. Sullivan ....   Chairman                        Chairman and Director of the Fund;
                                                         Managing Director of ING Clarion Partners

Daniel Heflin ........   President and Chief Executive   President, Chief Executive Officer and
                         Officer                         Director of the Fund

Stephen Baines .......   Chief Investment Officer        Vice President of the Fund

Joanne Vitale ........                                   Vice President of the Fund, Director of
                                                         ING Clarion Partners

Jerry Chang ..........   Chief Compliance Officer and    Chief Compliance Officer of the Fund
                         Chief Financial Officer

ITEM 27.    Principal Underwriter

      Not Applicable.

ITEM 28.    Location of Accounts and Records

      The Registrant's accounts and records will be maintained at 230 Park Avenue, New York, NY 100169. Records of Shareholders' accounts will be maintained at the offices of the Registrant's Administrator, The Bank of New York, Custody Administration Group, 100 Church Street, 10th Floor, New York, NY 10286.

ITEM 29.    Management Services

      The Registrant is not a party to any management-related service contract not discussed in the Prospectus or Statement of Additional Information of this Registration Statement.

ITEM 30.    Undertakings

      The Registrant undertakes to call a meeting of shareholders for the purpose of voting upon the question of removal of a director, if requested to do so by the holders of at least 10% of a Fund's outstanding shares, and that it will assist communication with other shareholders as required by Section 16(c) of the Investment Company Act of 1940.

                                   SIGNATURES


      Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, as of the 25th day of May, 2006.


                                 CLARION VALUE FUND, INC.

                       By: /s/ Daniel Heflin
                           --------------------------------
                           Daniel Heflin
                           President, Chief Executive Officer and Director